Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

N-ABLE TECHNOLOGIES, INC.,

N-ABLE, INC.,

METAL MERGER SUB, INC.

ADLUMIN, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS AGENT OF THE

EQUITYHOLDERS

AND

N-ABLE INTERNATIONAL HOLDINGS II, LLC

Dated as of November 20, 2024

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

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1.	EXHIBITS:

	A	Form of Certificate of Merger
	B	Form of Transmittal Letter
	C	Form of Restrictive Covenant Agreement
	D	Form of Escrow Agreement
	E	Form of Support and Release Agreement
	F	Form of Option Cancellation Agreement
	G	Form of Registration Rights Agreement
	H	R&W Insurance Policy
	I	Form of Investor Questionnaire
	J	Form of Warrant Cancellation Agreement
	K	Form of Stock Repurchase Agreement

2.	ANNEXES:

	A	Standard Company Forms

3.	SCHEDULES:

Disclosure Schedules
	1	List of Key Employee Equityholders
	2.16(a)(ii)	List of required consents and approvals
	2.16(a)(iii)	List of individuals executing Employment Documents
	2.16(a)(iv)	List of individuals executing Restrictive Covenant Agreements
	2.16(a)(x)	List of individuals executing Option Cancellation Agreements
	2.16(a)(xii)	List of agreements to be terminated
	5.1(a)(i)	Accounting Firm
	5.1(i)	Tax Refunds
	6.2(a)(vii)	Specific Indemnities

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of November 20, 2024, by and among N-able, Inc., a Delaware corporation (“Parent”), N-able Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), Metal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), Adlumin, Inc., a Delaware corporation (the “Company”), N-able International Holdings II, LLC, a Delaware limited liability company (“Holdings II”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative and agent (the “Agent”) of the holders of all of the outstanding shares of capital stock of the Company (collectively, the “Stockholders”) and other holders of rights to acquire equity in the Company (together with the Stockholders, the “Equityholders”).

WHEREAS, the Boards of Directors of each of Parent, the Purchaser, Merger Sub and the Company believe it is in the best interests of each such company and its stockholders that the Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and, in furtherance thereof, have approved the Merger.

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms Used in this Agreement. In addition to the terms defined throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

“30-Day VWAP” means the volume-weighted average of prices measured in hundredths of cents of a share of common stock of Parent on the New York Stock Exchange (or other principal market on which such shares are then traded) for the thirty (30) consecutive trading days immediately prior to the applicable date of calculation.

“Accounting Principles” means the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end; provided that to the extent such methodologies deviate from GAAP, such estimates will be prepared in accordance with GAAP.

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Action” means any private, governmental, or administrative action, inquiry, claim, counterclaim, complaint, demand, proceeding, suit, hearing, litigation, audit, arbitration, examination or investigation, in each case whether formal, informal, civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Adjustment Time” means immediately prior to the Effective Time.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided that neither Thoma Bravo L.P., Silver Lake Partners IV, L.P. nor their respective Affiliates (other than Parent and its controlled Affiliates) shall be considered Affiliates of the Purchaser or Parent for purposes of this Agreement. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“AI Technology” means deep learning, machine learning, or other artificial intelligence technologies.

“Business” means the business of the Company as conducted by the Company as of immediately prior to the Effective Time.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Cash Consideration” means an amount equal to (a) $100,000,000.00, plus (b) an amount equal to the Closing Cash, minus (c) an amount equal to the Closing Indebtedness, plus (d) the Working Capital Adjustment Amount, minus (e) an amount equal to the Company Transaction Expenses, plus (f) an amount equal to the aggregate exercise price of the options and warrants cancelled pursuant to Sections 2.6(d)(i) and 2.6(e), respectively (provided that, notwithstanding the foregoing, this clause (f) shall only be taken into account for the purposes of determining the allocation of Cash Consideration and shall not result in the Purchaser paying additional Cash Consideration).

“Closing Cash” means the cash and cash equivalents of the Company (including any deposits in transit and checks and inbound wire transfers received by the Company that have not yet cleared, but excluding any issued but uncleared checks or outbound wire transfers issued by the Company) as of the Adjustment Time, determined in accordance with the Accounting Principles, but without giving effect to the transaction contemplated hereby and excluding any Restricted Cash.

“Closing Indebtedness” means the Indebtedness of the Company as of the Adjustment Time, but without giving effect to the transaction contemplated hereby (including, for the avoidance of doubt, the payoff of any Indebtedness in connection with the transaction contemplated hereby).

“Closing Working Capital” means, as of the Adjustment Time, (a) the Company’s current assets (excluding Closing Cash, current Tax assets and deferred Tax assets), minus (b) the Company’s current liabilities, excluding Company Transaction Expenses, Closing Indebtedness, current income Tax liabilities and deferred Tax liabilities, in each case calculated in accordance with the Accounting Principles and consistent with the calculation (including line items) contained in the Closing Certificate, but without giving effect to the transaction contemplated hereby.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, retention pay, termination pay, deferred compensation, performance awards, stock or stock related awards, pension benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may reasonably be expected to have any liability.

“Company Intellectual Property” means any and all Intellectual Property used by the Company, held for use in or necessary to the conduct of the Company’s business as now conducted.

“Company Owned IP” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Products” means all products (including Software) and services (including Software as a service) developed (including products and services for which development is ongoing), including any plugins, libraries and APIs, manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company since its inception.

“Company Registered IP” means any and all Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of the Company Owned IP.

“Company Systems” means the information and communications technology infrastructure systems, data processing systems, facilities, and services (including the hardware, equipment, computers, servers, devices, networks, software, firmware, and systems and services and the Company websites) used by or for the Company in connection with the operation of the Company’s Business.

“Company Transaction Expense” means all fees, expenses, costs and payments related or incident to the authorization, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated by this Agreement which are incurred by or on behalf of the Company on or prior to the Adjustment Time or for which the Company is or may be liable, including, without limitation, (a) the fees, expenses, costs and payments payable to professionals (including, without limitation, investment bankers, attorneys, accountants and other consultants and advisors retained by the Company) in connection with the negotiation, execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby (and including, for the avoidance of doubt, the maximum fees payable to the Financial Advisor in respect of the Deferred Consideration (but not fees payable to the Financial Advisor in respect of the Earnout)), (b) obligations of the Company under or in connection with any severance arrangements (unless resulting from termination at the request of the Purchaser or its Affiliates), stay bonuses and transaction bonuses (in each case, unless expressly requested by the Purchaser or Parent), single-trigger termination and change of control arrangements and similar compensation obligations, and outstanding payment obligations to repurchase unvested restricted Capital Stock prior to the Closing, in each case, that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with, the transactions contemplated hereby; (c) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company in connection with the payment of the consideration hereunder or any of the obligations pursuant to clause (b); (d) 50% of the fees and expenses of the Escrow Agent and (e) 100% of the fees and expenses of the D&O Tail.

“Contract” or “contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Convertible Notes” means, collectively, (a) that certain Unsecured Convertible Promissory Note, dated as of March 12, 2024, issued by the Company in favor of First In Ventures Fund I LP, in an aggregate principal amount of $500,000, (b) that certain Unsecured Convertible Promissory Note, dated as of March 12, 2024, issued by the Company in favor of Leawood VC Fund II LP, in an aggregate principal amount of $500,000, (c) that certain Unsecured Convertible Promissory Note, dated as of March 12, 2024, issued by the Company in favor of SYN Ventures Fund LP, in an aggregate principal amount of $5,000,000, (d) that certain Unsecured Convertible Promissory Note, dated as of May 8, 2024, issued by the Company in favor of First In Ventures Fund I LP, in an aggregate principal amount of $500,000, (e) that certain Unsecured Convertible Promissory Note, dated as of May 8, 2024, issued by the Company in favor of First In Adlumin 2024 LLC, in an aggregate principal amount of $1,700,000, and (f) that certain Unsecured Convertible Promissory Note, dated as of May 22, 2024, issued by the Company in favor of Broidy Capital Holdings, LLC, in an aggregate principal amount of $1,800,000.

“Customary Contract” means any customary Contract with customers, lenders, lessors or the like entered into in the ordinary course of business that does not have a principal purpose related to Taxes.

“Employee” means any current or former officer, director or employee of the Company or any ERISA Affiliate.

“Employee Agreement” means each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or Contract (including any offer letter or any agreement providing for acceleration of Options or Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and with respect to which the Company or any ERISA Affiliate has or may have any liability.

“Entity” means a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.

“Equity Consideration” means 1,570,762 shares of common stock, par value $0.001, of Parent.

“Equity Incentive Plan” means the Company’s 2016 Equity Incentive Plan, as amended.

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or Entity that is or was under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Fund” means $750,000.

“Fraud” means, in the case of a party hereto, such party’s actual and intentional fraud under Delaware common law with respect to the making of any of the representations and warranties expressly set forth in Section 3 or 4 of this Agreement, as applicable. “Fraud” shall not include any fraud claim based on constructive fraud, negligent misrepresentation or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, Public Law 104-191 and the regulations promulgated thereunder.

“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Company in respect of (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any deferred payments for the purchase price of property or assets other than trade payables; (c) any portion of deferred revenue which constitutes a long-term liability (determined in accordance with GAAP); (d) indebtedness evidenced by any note, bond, debenture or other debt security, including the Convertible Notes; (e) capital lease obligations or any lease which is required to be classified as a liability on the face of a balance sheet prepared in accordance with GAAP (other than as a result of Accounting Standards Codification 842); (f) any indebtedness guaranteed, endorsed or assumed by the Company; (g) any drawn upon letters or credit, bankers’ acceptances or similar facilities issued for the account of the Company; (h) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; (i) all indebtedness secured by a Lien on property owned by the Company, whether or not the secured indebtedness is owed by the Company; (j) all liability for unpaid income Taxes for any Pre-Closing Tax Period (which amount shall (w) not include, for the avoidance of doubt, any Tax on any taxable income recognized in a Post-Closing Tax Period attributable to deferred revenue accrued in any Pre-Closing Tax Period, (x) not be less than zero in the aggregate or in respect of any particular Tax in any particular jurisdiction, (y) not include any amount included in Company Transaction Expenses or Closing Working Capital and (z) be determined by taking into account any estimated payments, prepayments or overpayments of Taxes made prior to the Effective Time and by taking into account any Transaction Tax Deductions in Pre-Closing Tax Periods to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort), (k) all earned, accrued or otherwise payable or unpaid bonuses, (l) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing, (m) any unremitted match to the Adlumin Inc. 401(k) PSP & Trust for all periods prior to the Closing and (n) any unrecorded liabilities arising from marketing development funding.

“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, unfairly competes with, constitutes unfair trade practices, false advertising or unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (a) all patents and industrial designs and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (b) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (c) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (d) all uniform resource locators, email and other internet addresses and domain names and applications and registrations therefor; (e) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (f) rights of publicity; (g) Moral Rights and rights of attribution; (h) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (i) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Key Employee” means any executive-level employee (including division director and vice president-level positions).

“Key Employee Equityholder” means each individual set forth on Schedule 1.

“Knowledge,” including the phrase “to the Company’s Knowledge,” means the actual knowledge, after reasonable due inquiry, of each of Robert Johnston, Robert Kalchthaler, Vikram Ramesh, Mark Sangster, Dan McQuade, Jim Adams and Jessvin Thomas.

“Law” or “law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Lien” and “lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Made Available” means, with respect to any information, document or other material, that such information, document or material was made available for review by the Purchaser or its representatives in the virtual data room established by the Company in connection with this Agreement at least three business days prior to the date of this Agreement.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company other than an adverse change or effect resulting from (and no such adverse change or effect shall be taken into account in determining whether there has been, is or is reasonably likely to be a Material Adverse Effect) (a) changes adversely affecting the U.S. economy or the Company’s industry generally; (b) the execution and delivery of this Agreement, or the taking of any action expressly required by (or omitted action expressly prohibited by) the terms of this Agreement or any action taken (or omitted to be taken) at the request of Parent or the Purchaser, or any failure to take such action which requires Parent’s or the Purchaser’s consent hereunder due to Parent’s or the Purchaser’s refusal to approve such action or unreasonable delay of such approval (provided that this clause (b) shall not apply to any representation or warranty the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement); (c) any change in applicable Laws or the interpretation thereof; (d) actions required to be taken under applicable Laws or Contracts disclosed in the Disclosure Schedules attached to this Agreement; (e) any change in GAAP; (f) an earthquake or other natural disaster or any act of God; (g) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity, public health emergencies affecting the Business, including epidemics and pandemics, or act of terrorism directly or indirectly involving the United States of America; or (g) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); provided, that, in the case of the foregoing clauses (a), (c) or (e), if such result, occurrence, fact, change, event or effect disproportionately affects the Company as compared to other Persons of similar size to the Company that operate in the industry in which the Company operates, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Company Investor” means each Key Employee Equityholder and each holder of at least 500,000 shares of Capital Stock on an as-converted to Common Stock basis as of immediately prior to the Effective Time.

“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org) and all Software that is provided as “source available” or under a similar licensing model.

“Options” means options to acquire shares of Common Stock.

“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means the certificate of incorporation (the “Company Charter”) and bylaws, each as amended, of the Company.

“Per Share Common Consideration” means an amount of the Total Consideration attributable to a share of Common Stock in accordance with the Company Charter and the Payment Schedule.

“Percentage” means, with respect to an Equityholder Indemnifying Party, the fraction (expressed as a percentage) set forth next to such Equityholder Indemnifying Party on the Payment Schedule, which percentage, as of any applicable date of calculation, shall equal the quotient of (a) the dollar value of all Total Consideration received by such Equityholder Indemnifying Party as of such date, divided by (b) the dollar value of all Total Consideration received by all Equityholder Indemnifying Parties as of such date.

“Permitted Liens” means (a) statutory Liens and other governmental assessments for the payment of Taxes that are not yet due or payable or which are being contested in good faith and, in each case, for which reserves are properly made in accordance with GAAP; (b) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, and other like Liens incurred in the ordinary course of business with respect to which payment is not due; (c) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the ordinary course of business and that do not materially impair the Company’s ownership or use of such property or assets or operation of its business; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (e) any minor imperfection of title or similar Liens, charges or encumbrances which individually or in the aggregate with other such Liens, charges and encumbrances do not impair the value of or the ability to use or transfer the property subject to such Liens, charges or encumbrances or the use of such property in the conduct of the Company’s business; (f) Liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods; and (g) non-exclusive licenses of Intellectual Property granted by the Company in the ordinary course of business consistent with past practice pursuant to the Contracts that are consistent in all material respects with a Standard Company Form.

“Person” means a natural person or an Entity.

“Personal Data” means (a) any information that, alone or in combination with other information, can be used to identify a natural Person, including any of the foregoing information collected automatically through a mobile or other electronic device; and (b) all other data defined as “personal information”, “personal data”, “personally identifiable information”, “protected health information” or similar term under Privacy Requirements.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes for which the Company or any Affiliates thereof (or any predecessor of any of the foregoing) are liable (i) with respect to any Pre-Closing Tax Period (or portion thereof) (excluding, for the avoidance of doubt, any Tax on any income attributable to deferred revenue for any Pre-Closing Tax Period); (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or other Law; and (iii) as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (b) all Taxes of the Equityholders for any Tax period; (c) the reasonable out-of-pocket costs and expenses incurred in connection with (i) preparing and filing any Tax Return in Section 5.1(a) related to the Pre-Closing Tax Period to the extent such Tax Return is prepared by the accounting firm set forth on Schedule 5.1(a)(i), (ii) defending a Pre-Closing Tax Contest that the Agent elects to control pursuant to Section 5.1(b)(ii), and/or (iii) defending a Pre-Closing Tax Contest which the Agent does not elect to control as described in Section 5.1(b)(iii); and (d) all Taxes arising out of or resulting from the transactions contemplated hereby (including any Taxes to the extent not withheld pursuant to Section 2.17), in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing; provided that Pre-Closing Taxes shall not include any Tax liability to the extent that such liability was taken into account in the final determination of the Closing Consideration; provided, further, that for purposes of determining the amount of any Pre-Closing Taxes, Transaction Tax Deductions shall be taken into account and attributable to Tax periods ending on or prior to the Closing Date to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

“Preferred Stock” means the Company’s Series Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, in each case par value $0.001 per share.

“Privacy Requirements” means Privacy Agreements, Privacy and Data Security Policies, PCI Requirements and any applicable Privacy Laws.

“Processing” means the collection, storage, use, access, disclosure, processing, security, encryption, pseudonymization, or transfer of information, including Personal Data.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy issued and bound no later than the Closing Date.

“Restricted Cash” means all cash of the Company in escrow accounts or which is otherwise subject to any Tax or any contractual or legal restriction that impairs the ability of the Company to freely transfer, distribute or use such cash for any lawful purpose.

“Secured Lender” means Stifel Bank, a Missouri state-chartered bank (“Stifel”), in its capacity as the lender under that certain Loan and Security Agreement, dated as of November 8, 2023, by and between Stifel and the Company, as the same may have been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or workstation (or $50,000 in the aggregate for all users and work stations).

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, AI Technology, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Standard Company Forms” means the forms attached as Annex A hereto.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, Entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or FICA), social security, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, escheat, unclaimed property obligation, severance, stamp, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges in the nature of taxes, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision), or otherwise.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and any amendments thereof) filed or required to be filed (or provided to a payee) in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Technology” means (a) Software, (b) works of authorship (whether or not copyrightable), (c) inventions (whether or not patentable), invention disclosures, discoveries and improvements, (d) proprietary and confidential information, Trade Secrets and know how, (e) databases, data compilations and collections, and customer and technical data, (f) methods and processes, (g) devices, prototypes, designs and schematics, and (h) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Total Consideration” means the (i) Cash Consideration, plus (ii) the Equity Consideration, plus (iii) the Earnout, plus (iv) the Deferred Consideration.

“Transaction Agreements” means this Agreement, and any agreement entered into in connection with or pursuant to this Agreement, including without limitation, the Escrow Agreement, each Restrictive Covenant Agreement, each Support and Release Agreement, each Registration Rights Agreement, each Option Cancellation Agreement, each Warrant Cancellation Agreement, each Investor Questionnaire and any amendments to the foregoing.

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to costs and expenses of the Company related to or arising out of the transactions contemplated hereby, including, without limitation, (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments or similar payments made or to be made by the Company in connection with or resulting from the Closing (or included as a liability in Closing Working Capital); (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company with respect to the payment of Indebtedness in connection with the Closing or included as a liability in Closing Working Capital; (c) all fees, costs and expenses incurred by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including any legal, accounting and investment banking fees, costs and expenses, including any Company Transaction Expenses (it being understood and agreed that the parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of this clause (c)); and (d) any employment Taxes with respect to the amounts set forth in clause (a) of this definition; in each case, solely to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort; provided that the determination of “Transaction Tax Deductions” shall only include losses or deductions resulting from payments of the foregoing items solely to the extent such payments were paid by the Company prior to the Closing or that were included in Indebtedness, Company Transaction Expenses, or as a liability in Closing Working Capital (in each case, as finally determined pursuant to Section 2.11) and result in the reduction of the Total Consideration.

“Warrants” means the warrants to purchase shares of Common Stock held by Silicon Valley Bank.

“Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to the difference between the Working Capital Target and the Closing Working Capital.

“Working Capital Target” means negative $6,608,455.00.

2. The Merger.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”), and the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of the Purchaser.

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the parties mutually agree upon in writing. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by effectively filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Adlumin, Inc.” and (ii) any other changes necessary to reflect the change referenced in clause (i) of this sentence shall be made.

(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Adlumin, Inc.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (in accordance with the terms of this Agreement):

(a) Reserved.

(b) Capital Stock. Each share of Capital Stock issued and outstanding as of the Effective Time (except as set forth in Section 2.6(c) below and excluding Dissenting Shares) shall be converted and exchanged into the right to receive the portion of the Total Consideration attributable to such share of Capital Stock in accordance with the Payment Schedule.

(c) Cancellation of Treasury Stock. All shares of Capital Stock that are owned by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Options.

(i) In-the-Money Vested Options. Prior to the Closing, the Company shall take all actions necessary, pursuant to the terms and conditions of the Equity Incentive Plan, to: (A) credit each unexpired, unexercised Option with any accelerated vesting requirements required by the terms of such Option or as set forth on Schedule 2.6(d)(i)(A); (B) provide that each unexpired, unexercised, vested and exercisable Option outstanding immediately prior to the Effective Time that has an exercise price per share that is lower than the maximum Per Share Common Consideration (each such Option, or vested portion thereof, a “Vested Option”) shall be terminated and canceled for consideration (the “Vested Option Consideration”) equal to the portion of the Total Consideration attributable to such Vested Option in accordance with the Payment Schedule (provided that the Cash Consideration payable to holders of such Vested Options shall be netted, for the avoidance of doubt, for all applicable exercise prices), without interest, (C) provide any advance notifications required to be provided pursuant to the terms of the Equity Incentive Plan and in a form reasonably approved by the Purchaser to all holders of outstanding Vested Options, and (D) provide that each Vested Option outstanding immediately prior to the Effective Time that has an exercise price equal to or greater than the maximum Per Share Common Consideration shall be terminated and canceled without consideration.

(ii) Unvested Options. Prior to the Closing, the Company shall take all actions necessary, pursuant to the terms and conditions of the Equity Incentive Plan, to provide that each unexpired, unexercised and unvested Option outstanding immediately prior to the Effective Time shall be terminated and canceled without consideration.

(iii) Necessary Actions. At the Closing, the Company shall provide to the Purchaser such documents, records and other information as is reasonably necessary or appropriate, as shall be reasonably requested by the Purchaser, and shall take all actions necessary to give effect to the foregoing provisions of this Section 2.6(d) including obtaining all necessary consents (if any) and causing to be effected any necessary amendments to or the termination of any Options and the Equity Incentive Plan.

(e) Warrants. Prior to the Closing, the Company shall take all actions necessary to provide that (A) each unexpired, unexercised, vested and exercisable Warrant outstanding immediately prior to the Effective Time that has an exercise price per share that is lower than the maximum Per Share Common Consideration (each such Warrant, or vested portion thereof, a “Vested Warrant” and the holder of such Vested Warrant, a “Warrantholder”) shall be terminated and canceled for consideration

(the “Warrant Consideration”) equal to the portion of the Total Consideration attributable to such Vested Warrant in accordance with the Payment Schedule (provided that the Cash Consideration payable to holders of such Vested Warrant shall be netted, for the avoidance of doubt, for all applicable exercise prices), without interest, and (B) provide that each Vested Warrant outstanding immediately prior to the Effective Time that has an exercise price equal to or greater than the maximum Per Share Common Consideration shall be terminated and canceled without consideration.

(f) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount paid to the Equityholders exceed the Total Consideration pursuant to the terms of this Agreement.

2.7 Closing Consideration. Subject to Sections 2.10 and 2.11, the aggregate consideration payable by the Purchaser at the Closing (the “Closing Consideration”) shall consist of an aggregate amount equal to (i) the Cash Consideration, minus (ii) $2,700,000.00 (the “Adjustment Escrow Fund”) which will be deposited by the Purchaser in escrow pursuant to Section 2.16(b)(iii) to be held by Wilmington Trust, N.A. (the “Escrow Agent”) pursuant to the terms of this Agreement and the Escrow Agreement, minus (iii) the Expense Fund, plus (iv) the Equity Consideration.

2.8 Allocation of Consideration. Concurrently with the delivery of the Closing Certificate, the Company shall deliver to the Purchaser a true and correct funds flow statement, in form and substance reasonably acceptable to the Purchaser (the “Payment Schedule”), which shall take into account any reasonable comments from the Purchaser that the Company shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement and the Company Charter, setting forth with respect to each Equityholder and each Person to whom any Company Transaction Expense and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee, and setting forth the Percentage for each Equityholder Indemnifying Party; provided that the Payment Schedule, and the allocation among the Equityholders of the Estimated Cash Consideration and the Equity Consideration set forth therein, as of the Closing Date shall serve as the methodology to be used for purposes of the allocation among the Equityholders of the Earnout, the Deferred Consideration, any payments to the Equityholders under Section 2.11(b), including any release thereto of the Adjustment Escrow Fund, and the Expense Fund following the Closing Date in accordance with this Agreement and the Company Charter.

2.9 Payment Procedures.

(a) Paying Agent. The Purchaser has designated Wilmington Trust, N.A. to act as the paying agent (the “Paying Agent”) for the purpose of (i) exchanging the digital certificates representing the shares of Capital Stock (the “Certificates”) for each Stockholder’s share of the Total Consideration, to be allocated among the Stockholders in accordance with the Payment Schedule delivered to the Purchaser by the Company pursuant to Section 2.8, (ii) distributing to each Warrantholder its share of the Total Consideration in accordance with the Payment Schedule, (iii) making certain other payments to Equityholders expressly contemplated by the Agreement, (iv) making certain other payments to each Person to whom any Company Transaction Expense, Closing Indebtedness, or any other expense related to this Agreement is payable in accordance with the Payment Schedule, and (v) distributing the Expense Fund to the Agent.

(b) As soon as practicable after the Effective Time, the Purchaser shall cause the Paying Agent to distribute Transmittal Letters substantially in the form attached hereto as Exhibit B (the “Transmittal Letters”) to each Stockholder and Warrantholder at the address of record with the Company advising such holder of the effectiveness of the Merger and the procedures for surrendering to the Paying Agent such holder’s rights to its digital Certificates (if a Stockholder) and Transmittal Letter (with all other documentation required to be delivered pursuant to the Transmittal Letter) in exchange for the portion of the Total Consideration payable to such holder pursuant to this Agreement as set forth on the Payment Schedule, (ii) to deliver to each Person to whom any Company Transaction Expense, Closing Indebtedness or any other expense related to this Agreement is payable in accordance with the Payment Schedule and (iii) to deliver to the Agent the amount of the Expense Fund.

(c) Within two business days of receipt of all required documentation from a Stockholder or Warrantholder, the Paying Agent shall deliver to such holder, in accordance with the terms of such holder’s Transmittal Letter, the amount set forth opposite such holder’s name on the Payment Schedule as payable on account of such holder’s shares of Capital Stock or Warrants as the aggregate share of the Closing Consideration payable to such holder in respect of such holder’s shares of Capital Stock or Warrants (such consideration subject to adjustment as provided herein and any applicable withholding Taxes). In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein or in the Company Charter, Parent, the Purchaser, Merger Sub, the Surviving Corporation, the Agent and the Paying Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Stockholders or Warrantholders pursuant to this Agreement.

(d) If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the Person requesting such payment shall have signed the Transmittal Letter and paid all transfer and other Taxes required by reason of such payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not applicable.

(e) Until properly surrendered or canceled, each Certificate shall be deemed for all purposes to evidence only the right to receive the portion of the Total Consideration payable in exchange for shares of Capital Stock held by such Stockholder, pursuant to this Agreement. The Stockholders and Warrantholders shall not be entitled to receive any portion of the Total Consideration to which they would otherwise be entitled until their respective Transmittal Letters (with all other documentation required to be delivered pursuant to the Transmittal Letter) and, in the case of Stockholders, Certificates (or affidavits of loss with respect thereto) are properly delivered and surrendered in accordance with this Agreement.

(f) Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Capital Stock thereafter on the records of the Company or the Surviving Corporation.

(g) Escheat. Notwithstanding anything to the contrary in this Agreement, none of the Purchaser, the Surviving Corporation, the Paying Agent, the Escrow Agent, the Agent nor any Equityholder shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock (other than any such shares to be canceled pursuant to Section 2.6(c)) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law, if such Section provides for appraisal rights for such shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Total Consideration unless and until such Stockholder fails to perfect or withdraws or otherwise loses such Stockholder’s right to appraisal and payment under Delaware Law. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses such Stockholder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Total Consideration, if any, to which such Stockholder is entitled, without interest. Prior to the Effective Time, to the extent applicable, the Company shall have given the Purchaser (i) reasonably prompt notice of any demands received by the Company for appraisal of Capital Stock pursuant to Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, such demands.

(i) Vested Options. On the first regularly scheduled payroll date of the Surviving Corporation occurring no sooner than five business days following the date that any portion of the Vested Option Consideration becomes payable to a holder of a Vested Option pursuant to the terms hereof, the Surviving Corporation shall pay to such holder of a Vested Option the applicable portion of such Vested Option Consideration (in each case, less applicable withholdings) as set forth on the Payment Schedule; provided, that the payment of any Vested Option Consideration to a holder of a Vested Option shall be conditioned upon the timely execution and delivery to the Surviving Corporation and nonrevocation of an Option Cancellation Agreement. In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein, Parent, the Purchaser, Merger Sub, the Surviving Corporation and the Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the holders of Vested Options pursuant to this Agreement.

(j) Interest. Any interest that accrues in the Adjustment Escrow Fund shall be paid out in accordance with the terms of the Escrow Agreement. Except as set forth in the preceding sentence and Sections 2.13(b) and 2.14(b), (i) no other interest shall be payable hereunder with respect to the Total Consideration, and (ii) without limiting the generality of the foregoing, no interest shall accrue or be paid to any Equityholder or any holder of any Certificate with respect to the portion of the Total Consideration payable upon the surrender of any Certificate. The parties hereto acknowledge and agree that the Purchaser will report the interest income, if any, with respect to the Adjustment Escrow Fund.

2.10 Cash, Debt, Working Capital and Company Transaction Expenses Estimates. At least three business days prior to the date hereof, the Company has estimated in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and has delivered to the Purchaser a certificate (the “Closing Certificate”) setting forth such estimates, together with a calculation of the Estimated Cash Consideration. The Closing Certificate shall be accompanied by executed payoff letters, in form and substance reasonably satisfactory to the Purchaser from each holder of Indebtedness of the type set forth in clause (a) or clause (d) of the definition of “Indebtedness,” including the Indebtedness held by the Secured Lender and the holders of the Convertible Notes (the “Payoff Letters”). As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, set forth in the Closing Certificate, and “Estimated Cash Consideration” means an amount equal to the Cash Consideration calculated as set forth in Section 2.7, assuming for purposes of such calculation in connection with the preparation of the Closing Certificate that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Company Transaction Expenses are equal to the Estimated Company Transaction Expenses. The Purchaser and its representatives, including the Purchaser’s independent accountants, will be entitled to review during normal business hours all work papers of the Company and its representatives, including its independent accountants, necessary in connection with the review of the Closing Certificate as is requested by the Purchaser or its representatives. Notwithstanding anything herein to the contrary, the Company shall not be required to disclose any information to the Purchaser, its Affiliates or any of their respective representatives if such disclosure would, in the Company’s reasonable discretion, destroy any attorney-client or other relevant legal privilege; provided that the Company shall reasonably cooperate with the Purchaser and its representatives to provide access to such information in a manner that would not destroy such attorney-client or other relevant legal privilege.

2.11 Post-Closing Adjustments.

(a) Adjustment Statement. Within 90 days after the Closing Date, the Purchaser shall cause the Surviving Corporation to prepare and deliver to Agent an adjustment statement, setting forth the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and, based on such calculation of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, the Purchaser’s written calculation of the Cash Consideration, and the adjustment necessary to reconcile the Estimated Cash Consideration to the Cash Consideration (the “Preliminary Adjustment Statement”). Notwithstanding anything to the contrary herein, if the Surviving Corporation fails to timely deliver the Preliminary Adjustment Statement within the 90 days set forth herein, then the Closing Certificate shall automatically become the Preliminary Adjustment Statement, which statement shall be final and binding on the parties hereto and not subject to appeal. Following the delivery of the Preliminary Adjustment Statement to Agent, the Purchaser shall afford Agent the opportunity to examine the statements and such supporting schedules, analyses, and other underlying records or documentation as are reasonably necessary and appropriate for purposes of reviewing the Preliminary Adjustment Statement. Notwithstanding anything herein to the contrary, the Purchaser shall not be required to disclose any information to the Agent, its Affiliates or any of their respective representatives if such disclosure would, in the Purchaser’s reasonable discretion, destroy any attorney-client or other relevant legal privilege; provided that the Purchaser shall reasonably cooperate with the Agent and its representatives to provide access to such information in a manner that would not destroy such attorney-client or other relevant legal privilege. The Purchaser shall, and shall cause the Surviving Corporation to, reasonably cooperate with Agent in such examination. If within 30 days following delivery of such Preliminary Adjustment Statement to Agent, Agent has not delivered to the Purchaser a written objection notice setting forth in reasonable detail the reasons for which Agent does not agree with the calculation of the Preliminary Adjustment Statement, then the Preliminary Adjustment Statement shall be deemed final and binding on the parties. If Agent delivers the objection notice within such period, then the Purchaser and Agent shall endeavor in good faith to resolve the disputed portions of the Preliminary Adjustment Statement identified in the objection notice (“Disputed Items”). In the event the Purchaser and Agent are unable to agree on the Preliminary Adjustment Statement calculations after good faith negotiations for a period of 30 days (or such extended period of time agreed to by the Purchaser and the Agent in writing), the remaining Disputed Items will be resolved pursuant to Section 2.12.

(b) Adjustment of Cash Consideration. If the Cash Consideration, as finally determined, is greater than or equal to the Estimated Cash Consideration (such difference, an “Underpayment”), then (i) the Purchaser and the Agent shall deliver a joint written instruction to the Escrow Agent to release to the Paying Agent, on behalf of the Equityholders, the Adjustment Escrow Fund, to be allocated among the Equityholders in accordance with the Payment Schedule and (ii) the Purchaser shall pay, by means of a wire transfer of immediately available funds, to the Paying Agent, on behalf of the Equityholders, the amount of such Underpayment, to be allocated among the Equityholders in accordance with the Payment Schedule. If the Cash Consideration, as finally determined, is less than the Estimated Cash Consideration (an “Overpayment”), then the Purchaser and the Agent shall deliver a joint written instruction to the Escrow Agent to release out of the Adjustment Escrow Fund an amount equal to the Overpayment and distribute the remainder of the Adjustment Escrow Fund, if any, to the Paying Agent, on behalf of the Equityholders, to be allocated among the Equityholders in accordance with the Payment Schedule; provided that in no event shall the funds payable to the Purchaser pursuant to this Section 2.11(b) exceed the value of the Adjustment Escrow Fund, and the release of the Adjustment Escrow Fund shall be the Purchaser’s sole and exclusive remedy with respect to the Adjustment Escrow Fund. Any payments required to be made under this Section 2.11(b) shall be payable no later than five business days after the determination of such amounts.

2.12 Accounting Dispute Resolution. If there are remaining Disputed Items under Section 2.11(a), the Purchaser and Agent shall submit the remaining Disputed Items (and only the remaining Disputed Items) for resolution to an independent accounting firm mutually appointed by the Purchaser and Agent (the “Independent Accounting Firm”), who, acting as an expert and not an arbitrator, shall, in accordance with this Agreement, determine and report to the parties regarding the Disputed Items only. If any Disputed Items are submitted to the Independent Accounting Firm for resolution, (a) each party shall furnish to the Independent Accounting Firm such workpapers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute, (b) the Independent Accounting Firm shall determine each Disputed Item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any Disputed Item that is greater than the greatest value for such disputed item assigned to it by either party in the Preliminary Adjustment Statement or objection notice, as applicable, or less than the smallest value for such disputed item assigned to it by either party in the Preliminary Adjustment Statement or objection notice, as applicable, and (c) the Independent Accounting Firm shall make its calculation of the Disputed Items (and of the Cash Consideration) in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to both parties, and such calculation shall (except in the case of fraud) be binding, unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Neither the Purchaser nor the Agent (nor any of their respective Affiliates or representatives) shall have any ex parte communications with the Independent Accounting Firm concerning the resolution of the Disputed Items as set forth herein. The Purchaser and Agent, on behalf of the Equityholders, shall each bear its own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by the Purchaser and Agent (on behalf of the Equityholders) in inverse proportion as they may prevail on the Disputed Items resolved by the Independent Accounting Firm.

2.13 Deferred Consideration.

(a) Following the Closing, the Equityholders shall be entitled to receive from the Purchaser additional cash consideration in the aggregate amount of $120,000,000.00 (the “Deferred Consideration”). Such Deferred Consideration shall be paid in two installments: (i) an amount (the “First

Deferred Consideration Installment Amount”) equal to $52,500,000.00 shall be paid on the 12-month anniversary of the Closing and (ii) an amount (the “Second Deferred Consideration Installment Amount”) equal to $67,500,000.00 shall be paid on the 24-month anniversary of the Closing, in each case, to the Paying Agent for further distribution to the Equityholders in accordance with the Payment Schedule.

(b) Notwithstanding anything herein to the contrary, if any amount payable under this Section 2.13 is not paid to the Paying Agent for further distribution to the Equityholders in accordance with the Payment Schedule within 10 business days of when due, the amount unpaid shall bear interest from such date to the actual date of payment calculated at a rate equal to the lesser of (i) 10% per annum, or (ii) the maximum lawful interest rate permitted under applicable Law.

2.14 Earnout.

(a) In addition to the other consideration set forth herein, subject to the terms and conditions of this Agreement, the Equityholders shall, to the extent earned in accordance with Schedule 2.14, be entitled to receive one or more earnout payments (the “Earnout”), net of amounts payable in connection therewith to the Financial Advisor to the extent promptly paid by the Purchaser or the Company to the Financial Advisor, in each case, in accordance with Schedule 2.14. To the extent earned, the Earnout shall be allocated in accordance with the Payment Schedule. For the avoidance of doubt, the obligations set forth in Schedule 2.14 are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b) Notwithstanding anything herein to the contrary, if any amount payable to the Equityholders under Section 2.14(a) is not paid to the Paying Agent for further distribution to the Equityholders in accordance with the Payment Schedule within 10 business days of when due, the amount unpaid shall bear interest from such date to the actual date of payment calculated at a rate equal to the lesser of (i) 10% per annum, or (ii) the maximum lawful interest rate permitted under applicable Law.

2.15 Equity Consideration.

(a) On the Closing Date, Parent will issue to each Equityholder who has delivered reasonably satisfactory evidence to Parent that such Equityholder qualifies as an Accredited Investor, including a duly completed and executed investor questionnaire substantially in the form of Exhibit I attached hereto (the “Investor Questionnaire”), such Equityholder’s portion of the Equity Consideration, in accordance with the Payment Schedule; provided that each Equityholder shall receive a number of shares of common stock of Parent rounded down to the nearest whole share.

(b) No Equity Consideration shall be paid to any Equityholder who does not deliver reasonably satisfactory evidence to Parent that such Equityholder is an Accredited Investor, including a duly completed and executed Investor Questionnaire (a “Non-Accredited Investor”) and, in lieu thereof, such Non-Accredited Investor shall be entitled to receive an amount in cash equal to the value of such Equity Consideration it would have been entitled to receive in accordance with the Payment Schedule; which cash amount Purchaser shall promptly pay to the Paying Agent for further distribution to any such Non-Accredited Investor.

2.16 Closing Deliveries.

(a) Company Deliveries. At the Closing, the Company shall deliver to the Purchaser:

(i) A certificate of the Secretary of the Company certifying that attached thereto are (A) true and complete copies of the Organizational Documents of the Company (in the case of the Company Charter, certified by the Secretary of State of the State of Delaware as of a date not more than 10 business days before the Closing Date), (B) a certificate of good standing as of a date within three business days prior to Closing from the Secretary of State of the State of Delaware and within 10 business days prior to the Closing Date in each other state where the Company is qualified to do business, (C) true and complete copies of resolutions of the board of directors of the Company unanimously approving the Transaction Agreements to which the Company is a party and the transactions contemplated under the Transaction Agreements to which the Company is a party and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, and (D) resolutions of the Stockholders of the Company, pursuant to applicable Law and the Organizational Documents, representing (x) a majority of the outstanding number of shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) and (y) at least 85% of the outstanding number of shares of Capital Stock on an as-converted to Common Stock (voting together as a single class), approving the this Agreement and the transactions contemplated hereby, including the Merger (the “Written Consent”), and certifying that such resolutions were duly adopted, have not been amended or rescinded, and are in full force and effect.

(ii) Evidence that the consents and approvals set forth on Schedule 2.16(a)(ii) have been obtained and each such consent or approval is in form and substance reasonably satisfactory to the Purchaser.

(iii) Offer letters and employer proprietary invention assignment agreements (the “Employment Documents”) duly executed and delivered each individual set forth on Schedule 2.16(a)(iii).

(iv) A copy of the restrictive covenant agreement, in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreement”), duly executed and delivered by the Company and each individual set forth on Schedule 2.16(a)(iv).

(v) A certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3) and in form and substance reasonably satisfactory to the Purchaser, certifying that shares of Capital Stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code (the “FIRPTA Certificate”).

(vi) A copy of the escrow agreement (the “Escrow Agreement”) in substantially the form of Exhibit D hereto, duly executed by the Agent.

(vii) A Support and Release Agreement (“Support and Release Agreement”) in substantially the form of Exhibit E hereto, duly executed by Stockholders of the Company representing at least 85% of the outstanding number of shares of Capital Stock on an as-converted to Common Stock basis.

(viii) Written resignations of each director and officer of the Company (unless the Purchaser has otherwise notified the Company in writing prior to the Closing), which resignations shall be effective as of the Closing.

(ix) The Payoff Letters.

(x) A copy of the option cancellation agreement, in the form attached hereto as Exhibit F (each, an “Option Cancellation Agreement”), duly executed and delivered by each individual set forth on Schedule 2.16(a)(x).

(xi) A copy of the warrant cancellation agreement, in the form attached hereto as Exhibit J, duly executed and delivered by Silicon Valley Bank.

(xii) A copy of the Stock Repurchase Agreement, in the form attached hereto as Exhibit K, duly executed and delivered by Robert Kalchthaler.

(xiii) Evidence of the termination of the agreements set forth on Schedule 2.16(a)(xii).

(b) Purchaser Deliveries. At the Closing, the Purchaser shall deliver:

(i) To the Paying Agent, by wire transfer of immediately available funds, the Estimated Cash Consideration (excluding any portion of the Vested Option Consideration payable to holders of Vested Options and including, for the avoidance of doubt, the Adjustment Escrow Fund and the Expense Fund).

(ii) To the Paying Agent, the amount of the Company Transaction Expense and/or Company Indebtedness set forth thereon, by wire transfer of immediately available funds.

(iii) To the applicable Equityholder, a copy of each Restrictive Covenant Agreement, duly executed by the Purchaser.

(iv) To the applicable Equityholder, a copy of each Support and Release Agreement, duly executed by the Purchaser and Parent.

(v) To the Agent, a copy of the Escrow Agreement, duly executed by the Purchaser.

2.17 Required Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement or any other Transaction Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law. Except (i) to the extent attributable to (x) the Company’s failure to deliver a FIRPTA Certificate pursuant to Section 2.16(a)(v) or (y) the affected Equityholder’s failure to include with the applicable letter of transmittal a correct and complete IRS Form W-9 or appropriate version of IRS Form W-8 (together with appropriate attachments), as applicable, indicating that no U.S. federal income tax withholding is required or (ii) with respect to any compensatory payments, to the extent the Purchaser, after the date hereof, determines in good faith that any such deduction or withholding is required under applicable Tax Law with respect to any payment to an Equityholder, the Purchaser shall use commercially reasonable efforts to (a) provide the Agent with written notice of such deduction or withholding as soon as reasonably possible (but in no event later than 5 days of such determination), which written notice shall include the authority, basis and method of calculation of such deduction or withholding, and (b) cooperate with and assist the Agent, upon the reasonable request (and at the expense) of the Agent, in reducing, or obtaining relief from, such deduction or withholding. To the extent that amounts are so withheld or deducted (and unless such amounts are not paid to the appropriate taxing authority within the statutorily required period), such amounts shall be treated for all purposes of this Agreement or such other Transaction Agreement as having been paid to the applicable Person for which such withholding or deduction was made.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Parent that, except as set forth in the correspondingly numbered disclosure schedules hereto (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, that the following representations are true and complete as of the Closing Date:

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted, to own and operate its properties and to execute and consummate the transactions contemplated by this Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has Made Available to Purchaser a true, correct and complete copy of the Organizational Documents of the Company as in effect on the date hereof. Schedule 3.1 lists the directors and officers of the Company.

3.2 Capitalization. Schedule 3.2 sets forth a true and complete list of the number of issued and outstanding shares of each class of the Capital Stock, Options and Warrants, the names of the holders thereof, and the number of shares, Options and Warrants held by each such holder (and with respect to each Option, (a) the total number of shares of Capital Stock (or other Equity Interest) that are subject to such Option, (b) the exercise price per share of Capital Stock (or other Equity Interest) purchasable under such Option, (c) the grant date of such Option and (d) the vesting schedule and current vesting status for such Option). Other than the shares of Capital Stock, the Options and the Warrants set forth on Schedule 3.2, there are no shares of Capital Stock or other Equity Interests in the Company authorized, reserved for issuance or outstanding in the Company. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens, other than Permitted Liens, Liens imposed by or arising out of state or federal securities Laws or actions of the Purchaser or as set forth in the Organizational Documents. The Stockholders own, beneficially and of record, all of the shares of Capital Stock outstanding and all right, title and interest therein. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, preemptive rights, deferred compensation rights, Contracts or arrangements of any kind to which the Company is a party providing for the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other Equity Interests of the Company. Except as set forth on Schedule 3.2, there are no agreements to which the Company is a party with respect to the voting of any shares of Capital Stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 3.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Capital Stock, other Equity Interests or any other securities of the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. The Company does not currently own or control, directly or indirectly, any interest in any other Entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Authorization. All corporate or similar action required to be taken by the Company in order to authorize the Company to enter into the Transaction Agreements has been taken. All action on the part of the officers, directors and Equityholders of the Company necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken. The Transaction Agreements to which the Company is a party shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.4 Governmental Consents and Filings. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, other than any such consents, approvals, Orders, authorizations, registrations, qualifications, designations, declarations or filings required under federal, state or foreign securities or “blue sky” laws.

3.5 Litigation. There is not now, nor has there ever been, any Action pending nor to the Company’s Knowledge, is there currently threatened, nor to the Company’s Knowledge, is there any reasonable basis therefor, (a) against the Company or any officer or director thereof (in their respective capacities as such or relating to their employment, services or relationship with the Company), as applicable; or (b) that adversely affects the Company’s ability to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor, to the Company’s Knowledge, any officer, director or employee of the Company (in their respective capacities as such or relating to their employment, services or relationship with the Company) is a party to or is named in or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Employees, such as would, if determined adversely thereto, reasonably be expected to be material to the Company). There is no Action by the Company pending or that the Company intends to initiate.

3.6 Intellectual Property.

(a) The Company owns, or possesses sufficient legal rights allowing it to use, all Company Intellectual Property in the conduct of the Company’s Business in a manner that would not conflict with or Infringe the rights of others. The Company is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Schedule 3.6(b)), free and clear of all liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of the Company Owned IP granted to the Company’s customers or channel partners in the ordinary course of business pursuant in each case to the corresponding Standard Company Form. The

Company has the sole and exclusive right to bring an Action against a third party for past, present or future Infringement of the Company Owned IP and to retain for itself any damages recovered in any such action. The Company Intellectual Property constitutes all of the Intellectual Property Rights and Technology that are used in or are necessary for the operation of the Business, and are sufficient to enable the Purchaser to conduct the Business immediately after the Closing, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Products. The Company has not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company Owned IP.

(b) The Company has taken commercially reasonable steps to maintain its rights in the Company Intellectual Property and in all registrations and applications for registration of the Company Owned IP. The Company has taken all reasonable steps to protect the confidentiality and maintain the full value of confidential information and Trade Secrets of the Company, and any third party that has provided any confidential information or Trade Secrets to the Company. All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations on the part of the Company or, to the Knowledge of the Company, by any third party with respect to any Trade Secret or other confidential information. Schedule 3.6(b) lists (i) all Company Registered IP and all material unregistered Trademarks used by the Company, (ii) any actions that must be taken by the Company within 90 days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions pending, or to the Company’s Knowledge, threatened before any court, Governmental Body, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered IP. With respect to each item of Company Registered IP, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, Copyright, Trademark or other authorities, Governmental Bodies, or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered IP; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting and enforceable and valid; and (D) each such item is not subject to any unpaid maintenance fees. Schedule 3.6(b) also lists all of the Company’s domain names and social media accounts. The Company has Made Available to Purchaser all of the Company’s pending Patent and Trademark applications. To the Knowledge of the Company, there are no facts, information or circumstances, including any information or facts that would constitute prior art (with respect to Patents) or prior use (with respect to Trademarks), that would render any of the Company Registered IP invalid or unenforceable or would affect any pending application for any Company Registered IP. The Company has not misrepresented, or failed to disclose, any facts or circumstances in connection with any such registration, or in connection with the application for registration of any other Company Intellectual Property, that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Company Registered IP.

(c) All Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company without restriction and without payment of any kind to any third party, and after the Closing, all Company Owned IP will be fully transferable, alienable or licensable by the Purchaser without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company to lose any rights in or to any Company Intellectual Property, (iv) the Company to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby, (v) Purchaser or any of its Affiliates to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Purchaser or any of its Affiliates, (vi) Purchaser or any of its Affiliates to become bound by or subject to any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (vii) Purchaser or the Surviving Corporation to become obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated by this Agreement or (viii) any termination of, or other material impact to, any Company Intellectual Property.

(d) Schedule 3.6(d)(i) lists all Company Products by name and version number, as applicable. With respect to Company Products, (i) there are no material defects, malfunctions or nonconformities other than those which occur and are correctable in the ordinary course and do not materially and adversely affect the use of such Company Product, (ii) there have been and are no Actions asserted against the Company or, to the Knowledge of the Company, any of its customers or distributors related thereto, nor, to the Knowledge of the Company, have there been any threats thereof; and (iii) the Company has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users or other harmful or malicious code (“Contaminants”). The Company has taken commercially reasonable steps relative to the size and nature of the Company to prevent the introduction of Contaminants into Company Products and Company Owned IP. None of the Company Products or the Company Intellectual Property (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. The Company has not and does not engage in any unlawful automated data collection, including without limitation, screen scraping, data scraping, data harvesting or the like. Schedule 3.6(d)(ii) sets forth the screen scraping, data scraping, data harvesting and other automated data collection activities of the Company.

(e) To the Company’s Knowledge, no Person is Infringing any Company Owned IP. The Company has not brought any Action for Infringement or misappropriation of any Company Owned IP. The Company has not notified any Person (including any demand letter, unsolicited offer to license or any cease and desist letter) or made any assertions to any Person that such Person is infringing, misappropriating or violating any Company Owned IP.

(f) Schedule 3.6(f) lists all Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company, excluding any licenses for Shrink-Wrap Code or for Open Source Software. The Company is in compliance with all licenses governing third party Intellectual Property. Other than Intellectual Property licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 3.6(n), (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Schedule 3.6(f), no third party Intellectual Property is used in or necessary for the conduct of the Business of the Company, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products. Other than pursuant to any Standard Company Form, the Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company Owned IP or any other property or rights. No Contracts grant any third-party exclusive rights to or under any Company Owned IP or grant any third party the right to sublicense any Company Owned IP.

(g) The operation of the Business as it has been conducted since the inception of the Company and as currently conducted by the Company, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product and the Company’s use of any product, device, process or service used in the Business as previously conducted or currently conducted by the Company, has not Infringed and does not Infringe any Intellectual Property Rights of any Person. The Company has not received any written, or, to the Company’s Knowledge, verbal communications asserting that the Company has violated or, by conducting its business, would violate any of Intellectual Property Rights of any other Person. The Company has not received, and to the Company’s Knowledge is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or the Company Intellectual Property or claiming that the operation of the business of the Company or any act, product, technology or service of the Company Infringes any Intellectual Property Right of any Person (including, without limitation, any demand or request that the Company license any rights from a third party). No Company Intellectual Property or Company Product is subject to any Action, Order or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property. The Company has not sought (even if not completed) any opinion of counsel that any Company Product or Company Owned IP or the operation of the Business, as previously conducted or currently conducted Infringes any third party’s Intellectual Property.

(h) The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its Employees for their use in connection with the Company’s business. The Company’s licenses to Software are appropriate for the manner in which the Company uses such Software. Without limitation, the Company does not use third party Software licensed on an “evaluation,” “trial” or non-commercial basis in a manner prohibited by or contrary to the applicable Contract governing such Software.

(i) It will not be necessary for the Company to use any inventions of any of the Company’s Employees, consultants or independent contractors (or Persons it currently intends to hire) made prior to their employment or retention, as applicable, by the Company.

(j) Each Employee, consultant and independent contractor of the Company has assigned to the Company all Intellectual Property Rights he or she owns that are related to the Company’s business as now conducted. A copy of the Company’s standard form of proprietary information, confidentiality and assignment agreement for Employees (the “Employee Proprietary Information Agreement”) is attached to Schedules 3.6(j)(i). A true, correct, complete, and executed copy of each agreement between a consultant or independent contractor, on the one hand, and the Company, on the other hand, has been Made Available to Purchaser (the “Reviewed Consulting Agreements”). “Contributors” means each (i) current and former employee of the Company, (ii) current and former consultant or independent contractor of the Company, and (iii) individual who has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company. Each current and former employee of the Company has executed and delivered (and to the Company’s Knowledge is in compliance with) an agreement that does not deviate in any material respect from the Employee Proprietary Information Agreement. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Company Products or Company Intellectual Property, nor has any Employee, consultant, or independent contractor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion. No Contributor is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company Owned IP. No Company employee has concurrently worked for the Company and a third party. The Company does not authorize or allow employees to own Intellectual Property (A) developed entirely on their own time using the Company’s equipment, supplies, facilities, or trade secret information or (B) developed that either or both (1) relates, at the time of conception or reduction to practice, to the Company’s business or actual or demonstrably anticipated research or development or (2) results from any work performed by the employees for the Company.

(k) No third party that has licensed (including by means of covenant not to sue) or provided Intellectual Property to the Company or any Subsidiary thereof has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by or for the Company.

(l) No Company Owned IP is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.

(m) No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that would require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(n) Schedule 3.6(n) contains a copy of each of the Open Source Software scan reports generated for this transaction (the “Open Source Reports”). The source code for all of the Company Products was provided for purposes of the Open Source Reports. The Open Source Reports contain a true, accurate and complete list of all Open Source Software incorporated into, linked to or with, or distributed with, in whole or in part, the Company Products as of the date of this Agreement. The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(o) Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person; agreed to disclose, deliver or license to any Person; or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to Employees, consultants, or independent contractors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any the Company’s source code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any of the Company’s source code.

(p) The Company is, and at all times during the past five years has been, in compliance with, in all material respects, (i) all applicable federal, state, local and foreign laws, rules and regulations pertaining to (A) data security, privacy, cybersecurity, marketing and e-commerce and (B) Personal Data Processing ((A) and (B) together “Privacy Laws”); (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) (“PCI Requirements”); (iii) all applicable industry guidelines and self-regulatory programs, including self-regulatory programs for online behavioral advertising to which the Company is bound; and (iv) all Contracts (or portions thereof) to which the Company is a party that are applicable to confidential information, customer data, or Personal Data Processing, including the Company’s contractual commitments to third party analytics and advertising providers (collectively, “Privacy Agreements”).

(q) The Company has implemented written policies relating to information, including Personal Data Processing, including, without limitation, a publicly posted website privacy policy and a comprehensive information security program that includes appropriate written information security policies (collectively, “Privacy and Data Security Policies”). The Company has Made Available a true, correct and complete copy of each Company Privacy and Data Security Policy in effect at any time during the past five years. The Company has been, and is, in compliance with, in all material respects, all such Privacy and Data Security Policies. The Company has made all disclosures to Persons required by applicable Privacy Laws, and no disclosures made or contained in any Privacy and Data Security Policy have been inaccurate, misleading or deceptive or in violation of any applicable Privacy Laws in any material respect.

(r) The Company has provided all notifications to, and has obtained all consent from, Persons regarding its Processing of Personal Data, including with respect to the Company sharing Personal Data in relation to the transactions contemplated by this Agreement, where such notice or consent is required by Privacy Requirements. The Company has provided all notices and obtained all consents required in connection with any use of cookies, device, browser, or cross-device tracking, or other user, device, account, or other tracking or similar technology, where required by and in accordance with Privacy Requirements. There has been no interception, disclosure of, provision of access to, or other Processing of electronic communications or other information by or for the Company in violation of any Privacy Requirements. The Company has all necessary right, title and interest in the confidential information, customer data, and Personal Data, Processed by or on behalf of the Company to permit the Company and the Purchaser to use such information for the purposes of facilitating the transactions contemplated by this Agreement and the Company’s current operations. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will violate any Privacy Requirements in any material respect.

(s) The Company has not (i) received direct written communication from any website owner or operator that the Company’s access to such website is unauthorized; (ii) violated any written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has contractual terms prohibiting such activity.

(t) There is no pending, nor has there ever been any, Action against the Company initiated by (i) any Person or Governmental Body; or (ii) any regulatory or self-regulatory Entity alleging that any Processing activity of the Company (A) violates any Privacy Requirement; or (B) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(u) At all times, the Company has taken reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with applicable and binding government-issued or industry standard measures with respect to administrative, technical and physical security) consistent with its contractual and other legal obligations and designed to ensure that the Company Systems and all confidential or proprietary information, customer data and Personal Data in its possession or control are protected against damage; loss; and unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, disclosure, modification, acquisition, or loss of, or modification to, confidential or proprietary information, including customer data or Personal Data in the possession or control of the Company or, to the Company’s Knowledge, any of its subcontractors with regard to any confidential or proprietary information, customer data or Personal Data Processed on behalf of the Company. There have been no unauthorized intrusions or breaches of security into any Company Systems. The Company has not paid, nor has it directed the payment of, any ransomware demand payment to a third party.

(v) The Company contractually requires all third parties, including vendors, Affiliates, and other Persons providing services to the Company that Process Personal Data on behalf of the Company to comply with all applicable Privacy Laws, and to take reasonable steps designed to ensure that all Company Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(w) The Company is, and at all times during the past five years has been in compliance with all laws and regulations pertaining to the Processing of Personal Data in connection with sales, marketing, and electronic communications, including, without limitation, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act, and the U.S. Telemarketing Sales Rule.

(x) Schedule 3.6(x) lists all Contracts (other than the customer and channel partner Contracts on the applicable Standard Company Forms) between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the Infringement by the Company or such other Person of the Intellectual Property of any third party. There are no pending or, to the Company’s Knowledge, threatened Actions that Company provide an indemnification or assume any other obligation for any actual or alleged Infringement and there are no particular reasons to expect any such Action is forthcoming.

(y) All rights in, to and under all Intellectual Property conceived, reduced to practice, created or developed by the Company’s founder(s) for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to the commencement of employment with the Company, in each case have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Purchaser or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.

(z) Schedule 3.6(z) lists all: (i) third-party AI Technology used by the Company in connection with the operation of the business (each, an “AI Tool”) (together with: (A) the license terms applicable to each AI Tool, (B) the purposes for which the Company has used each AI Tool, and (C) a general description of the material outputs generated by each AI Tool and the uses made by the Company of such outputs); (ii) Company Products that use AI Technology; and (iii) training data, validation data, test data, scraped or harvested datasets, or databases, in each case, used to train, finetune, enhance, or improve AI Technology that the Company has used in the development, training, ongoing operation, or improvement of any Company AI Product (each, a “Training Data”) and the license terms applicable thereto, if any. The Company complies in all material respects with all licenses, consents, agreements, terms, conditions and written instructions and permissions applicable to each AI Tool and set of Training Data and has a valid and enforceable right to use each AI Tool and all the Training Data in the operation of the Business and in the manner in which it is used by the Company. The Company’s (i) development, training, improvement, marketing, provision, deployment, or use of any Company Products that use AI Technology (including all data Processed thereby) and (ii) use or employment of any other AI Technology, in each case, complies in all material respects with all Contracts to which the Company is a party, applicable Laws and other obligations and commitments of the Company. The Company has implemented and maintained appropriate controls, policies, procedures, safeguards, measures, plans, and technologies with respect to the Company’s use of AI Technology to mitigate risks of regurgitation, copyright Infringement, Trade Secret misappropriation, or the production and use of output that otherwise harms or violates a Person’s rights. There have been no Actions relating to the Company’s use of any AI Technology and, to the Company’s Knowledge, there are no reasons to expect any Action is forthcoming.

(aa) Schedule 3.6(aa) lists all Contracts pursuant to which Company is obligated to provide development, customization, maintenance, support or other services with respect to a Company Product to any Person (other than Contracts on a Standard Company Form) (collectively, the “Services Agreements”) after the Closing. No Services Agreement obligates the Company, the Purchaser, Parent, or Parent’s Affiliates after the Closing to provide any improvement, enhancement, change in functionality, additional functionality, or other alteration or addition to the performance of any Company Products other than error corrections and upgrades if and when made available to the Company’s customers or channel partners generally. No Services Agreement obligates Company to provide maintenance, support, or similar services with respect to any third-party product (including hardware, software, or code). The Company has not granted any other Person the right to furnish support or maintenance services with respect to any Company Products to any other Person.

(bb) All Intellectual Property created, conceived, developed or reduced to practice by the Persons set forth on Schedule 3.6(bb) in the course of working for the Company has been irrevocably assigned to the Company and all moral rights with respect to such Intellectual Property have been waived. Such Persons have not created or developed any software in their course of working for the Company.

3.7 Compliance with Other Instruments. The execution, delivery and performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated by the Transaction Agreements to which the Company is a party will not (a) result in any violation of or be in conflict with or constitute, with or without the passage of time, giving of notice or both, a default under (i) any provisions of its Organizational Documents; (ii) any Order to which it the Company or its assets is subject, (iii) any Material Contract to which the Company is a party or by which it is bound, or (iv) any provision of any Law applicable to the Company, or (b) result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company, other than, in the case of clauses (a)(ii), (iii) and (iv) and clause (b), any such violations, conflicts, defaults, Liens, suspensions, revocations, forfeitures or nonrenewals that would not, individually or in the aggregate, be material to the Company.

3.8 Agreements; Actions.

(a) Schedule 3.8 sets forth all of the following Contracts to which the Company is a party or by which it is bound (other than the Transaction Agreements) that involve or constitute (the “Material Contracts”):

(i) any obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in any fiscal year, in each case, other than Contracts with Major Customers, Major Channel Partners or Major Suppliers, Contracts on any Standard Company Form and purchase orders entered into in the ordinary course of business on a form that does not materially deviate from the forms Made Available to Purchaser;

(ii) the license of any Intellectual Property Rights to or from the Company, other than (A) incidental licenses where the only license granted to the counterparty is (1) to feedback and suggestions where such incidental licenses do not contain or grant a license or rights to any Copyright, Patent, or Trade Secret or (2) to use the Company’s Trademarks on a nonexclusive basis for marketing purposes under customary licensing terms for a Trademark license agreement (including quality control and policing) or in the provision of services solely for the benefit of Company under the applicable Contract, in each case pursuant to Company’s Contracts Made Available to Purchaser; (B) nonexclusive licenses for third party Intellectual Property Rights licensed to the Company that is generally commercially available software and is not incorporated into, integrated, bundled with, or used to offer or provide any of the Company Products, has not been modified or customized for the Company and is licensed for an annual fee under $10,000, (C) nonexclusive licenses governing the use of Open Source Software, and (D) licenses granted pursuant to any Standard Company Form;

(iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, in each case, other than as set forth in a Standard Company Form;

(iv) indemnification by the Company with respect to Infringements of proprietary rights, other than as set forth in a Standard Company Form;

(v) Contracts for the lease of real property or real property interests to or by the Company;

(vi) Contracts for Indebtedness;

(vii) Contracts with any Governmental Body;

(viii) Contracts with all Major Suppliers, Major Channel Partners and Major Customers, other than purchase orders entered into in the ordinary course of business on a form that does not materially deviate from the forms Made Available;

(ix) customer Contracts with material deviations from the Company’s Standard Company Forms;

(x) Contracts prohibiting the Company from freely engaging in any business or competing anywhere in the world, granting “most favored nation” pricing or exclusive rights to a counterparty or requiring the Company to purchase all or substantially all of its requirements for a product or service from a particular Person;

(xi) any settlement Contract with any Governmental Body or other Person containing obligations yet to be performed or completed by either or both parties thereto;

(xii) any Contract (A) for the sale, transfer or acquisition of any material assets, Equity Interest or business of or to the Company (other than those providing for sales, transfers or acquisitions of inventory in the ordinary course of business), or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of the Company under which there are material outstanding obligations of the Company, or (B) for any acquisition or divestiture of any operating business, material assets or Equity Interests of any Person that contains an “earn-out” provision or other contingent or future payment obligation that has not been satisfied in full; and

(xiii) Contracts with a professional employer organization, temporary employment agency, employee leasing or staffing agency.

(b) With respect to each Contract required to be set forth on Schedule 3.8(a) and each Contract entered into by the Company that substantially conforms with the Standard Company Forms, (w) such agreement is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other party(ies) thereto (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), and in full force and effect; (x) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, is in breach or default in any material respect, and no event has occurred, or is expected to occur as a result of the transactions contemplated hereby, which with or without notice or lapse of time, or both, would constitute such a breach or default, or permit termination, modification or acceleration by the other party(ies) thereto, under such agreement; (y) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened to repudiate any provision of such agreement, and there is no dispute pending or, to the Company’s Knowledge, threatened under any such agreement; and (z) except as set forth on Schedule 3.8(b)(z), no such agreement would require consent for the Purchaser to acquire the Company, as contemplated by this Agreement. The Company has Made Available to Purchaser a correct and complete copy of each agreement required to be set forth on Schedule 3.8(a).

3.9 Certain Transactions. The Company is not indebted, directly or indirectly, to any of its Employees, as applicable, or to any of their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with reimbursement of expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits provided in the ordinary course of business. Except as set forth on Schedule 3.9, none of the Equityholders, the Company’s Employees, any member of their respective immediate families, or any Affiliate of the foregoing (a) are, directly or indirectly, indebted to the Company or, (b) to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which, to the Company’s Knowledge, competes with the Company, in each case of this clause (b), except for Employees of the Company, any member of their respective immediate families, or any Affiliates of the foregoing, who own stock in (not exceeding 1% of the outstanding capital stock of) publicly traded companies that compete with the Company. None of the Company’s Key Employees or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, financially or pecuniarily interested in any Contract to which the Company is a party (except for (i) any Contract relating to normal compensation or welfare benefits provided for services as an Employee that has been Made Available to the Purchaser and (ii) stock transfer agreements and stock purchase agreements, in each case of this subclause (ii), relating to the Company’s Equity Interests that has been Made Available to the Purchaser).

3.10 Title to Property and Assets; Leases.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Schedule 3.10 sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has provided the Purchaser with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms, subject to proper authorization and execution of such Lease Agreements by the other party(ies) thereto and except as enforceability may be limited by the Enforceability Exceptions. There is not, under any Lease Agreements, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute such a default) of the Company, or to the Company’s Knowledge, any other party thereto.

(b) The Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as currently conducted therein. To the Company’s Knowledge, neither the operation of the Company on the Leased Real Property nor the Leased Real Property violates any Law relating to such property or operations thereon.

(c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements and (ii) Permitted Liens.

(d) All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.11 Financial Statements.

(a) Attached to Schedule 3.11(a) are the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheet of the Company as of December 31, 2023 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended; and (ii) the unaudited balance sheet of the Company as of October 31, 2024 (the “Latest Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flows for the 10-month period then ended (the “Latest Balance Sheet”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated thereby, except that the unaudited Financial Statements may not contain all footnotes required by GAAP and are subject to normal and recurring year-end adjustments (none of which footnote disclosures or adjustments would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company). The Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

(b) Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than those which (i) have been incurred in the ordinary course of business since the Latest Balance Sheet Date and which are not, individually or in the aggregate, material to the financial condition and operating results of the Company or (ii) are included in the calculation of Closing Indebtedness, Company Transaction Expenses or Closing Working Capital. The Company has established and adhered to a system of internal accounting controls appropriate for a private company of its size and the industry in which it operates which is designed to provide assurance regarding the reliability of financial reporting. There has not been (i) any significant deficiency or weakness in any system of internal accounting controls used by the Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of the financial statements or the internal accounting controls used by the Company or (iii) any Action or allegation regarding any of the foregoing.

3.12 Changes. Since December 31, 2023, there has not occurred any Material Adverse Effect. Since December 31, 2023, the Company has conducted its business in the ordinary course of business consistent with past practices, and, except as set forth on Schedule 3.12, the Company has not had:

(a) any failure to preserve intact the Company’s present business organization and to preserve its relationships with Major Customers, Major Channel Partners and Major Suppliers;

(b) any failure to maintain its assets in their current condition, except for ordinary wear and tear;

(c) any waiver or compromise by the Company of a valuable right or of a debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business;

(e) any material amendment to or termination of a Material Contract by which the Company or any of its assets is bound or subject;

(f) any change in any compensation arrangement or agreement with any Employee, member, stockholder, or independent contractor, as applicable, except for in each case in the ordinary course of business consistent with past practice;

(g) any termination of employment or engagement (other than for cause) of any Employee or independent contractor of the Company;

(h) any incurrence of a Lien by the Company on any of its properties or assets, except for Permitted Liens;

(i) any loans or guarantees made by the Company to or for the benefit of its Employees, or any members of their respective immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practices;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s Equity Interests, or any direct or indirect redemption, purchase, or other acquisition of any of such Equity Interests by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property;

(l) receipt of written, or to the Company’s Knowledge, oral notice that there has been a loss of, or material order cancellation by, any Major Customer or Major Channel Partner;

(m) any change in the Tax reporting or Tax accounting policies or practices used by it, except as required by Law or GAAP; made, changed, or revoked any Tax election; amended any Tax Return; settled or compromised any Tax claim or assessment; surrendered or abandoned any right to claim a refund of Taxes; or consented to extend or waive the statute of limitations applicable to any Tax claim or assessment;

(n) any change of the accounting principles, practices or procedures used by it, except as required by Law or GAAP;

(o) any change of its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any Employee or third party responsible for the collection of receivables) with respect thereto, in each case, other than immaterial changes in the ordinary course of business;

(p) any change in the vesting terms, including adding any acceleration provisions, to any Equity Interests issued under the Equity Incentive Plan (provided, for the avoidance of doubt, no such changes shall be considered to be conducted in the ordinary course of business consistent with past practice for the purpose of this Section 3.12(p)); or

(q) any arrangement or commitment by the Company to do any of the things described in this Section 3.12.

3.13 Compliance with Laws. The Company is currently and has been within the past three years in compliance in all material respects with all applicable Laws. No investigation or review by any Governmental Body is pending, or to the Company’s Knowledge, has been threatened, against the Company.

3.14 Employee Matters.

(a) As of the date of this Agreement, the Company employs the respective number of Employees and engages the number of consultants and individual independent contractors set forth on Schedule 3.14(a). Schedule 3.14(a) sets forth with respect to each such Employee, consultant and independent contractor the following: the employing or engaging Entity; name; status (i.e., full time, part time, temporary, intern, or independent contractor); job title for each Employee; a general description of services provided for each consultant or individual independent contractor; a detailed description of all compensation, including salary, bonus, severance obligations and incentive plan paid or payable for each Employee, consultant and individual independent contractor of the Company; the work location (city, state, and country); date of hire; leave of absence status, and if the Person is on a leave of absence, the nature of such leave, the date the leave of absence begun, and the anticipated date of return to active employment; status if such Person is not a citizen or permanent resident of the United States; and, with respect to its employees, whether such employee is classified as exempt or non-exempt under the Fair Labor Standards Act or other applicable Law.

(b) To the Company’s Knowledge, none of its Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or Order of any court or administrative agency, that would interfere with such Employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the Company’s business by the Employees of the Company, nor the conduct of the Company’s business as now conducted and as currently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Employee is now obligated.

(c) The Company is not delinquent in payments to any of its Employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees, consultants or independent contractors. The Company is and has at all times been in compliance in all material respects with all applicable Laws relating to employees and candidates for employment, employment and labor issues, including, but not limited to, wages, hours, overtime and overtime payment, illness payments, working during rest days, social benefits contributions, severance pay, retirement benefits, termination of employment, notices to employees, engagement of service providers, discrimination, civil rights, safety and health, fringe benefits, immigration, employment practices, recruitment of employees, workers’ compensation, work authorization documents, visa permits and governmental permits regarding employment. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from Employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) No Employee, consultant or independent contactor has provided notice of, or to the Company’s Knowledge has otherwise expressed, such Person’s intention to terminate employment or engagement with the Company or is otherwise likely to become unavailable to continue as an Employee, consultant or independent contractor. Except as set forth on Schedule 3.14(d), the Company does not have a present intention to terminate the employment of any Employee. The employment of each Employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such Employees or officers, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company is not engaged in, nor has it engaged in, an unfair labor practice and is not now, nor ever has been, the subject of any action that asserts that the Company has committed an unfair labor practice. No actions from, or on behalf of, any Employee or consultant or independent contractor is or has ever been pending or, to the Company’s Knowledge, threatened against, or reasonably anticipated by, the Company. To the Company’s Knowledge, the Company is not presently, nor has it ever been, the subject of any audit or investigation by any Governmental Body with respect to any of its employment policies or practices and the Company is not party to, nor is otherwise bound by, any consent decree with, or any citation or other Order by, any Governmental Body relating to any employee or employment practice.

(f) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union or other collective group, and no labor union or other collective group has ever requested or, to the Knowledge of the Company, has sought to represent any of the Employees, consultants, independent contractors, representatives or agents of the Company. There has never been a strike or other labor dispute involving the Company pending or to the Knowledge of the Company threatened, nor, to the Company’s Knowledge, have any of its Employees been engaged in any labor organization activity in the last three years.

(g) No current or former Employee is or has been misclassified by the Company under the Fair Labor Standards Act or other applicable Law, nor has the Company received any notice from any Person disputing the classification of any Employee. No consultant or independent contractor is eligible to participate in any Company Employee Plan, and the Company has received no notice from any Governmental Body disputing the classification of a consultant or an independent contractor. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as Employees of the Company. No current, or former, consultant or individual independent contractor has a basis for an Action or any other allegation, nor does the Company reasonably expect to incur any liability with respect to (i) the classification or misclassification thereof as a consultant or as an independent contractor or (ii) any other matter arising from or related to the contractual relationship between the Company and such consultant or independent contractor, including, without limitation, wage and hour Actions.

(h) No allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any individual who is or was an officer, director, manager or supervisory-level employee of the Company in such person’s capacity as such or, to the Company’s Knowledge, in any other capacity. The Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any agreement or provision similar to any of the foregoing relating to any Sexual Misconduct Allegation against the Company or any Person who is or was an officer, director, manager, employee, consultant or independent contractor of the Company.

(i) The Company has been, and is, in compliance with the Worker Adjustment and Retraining Notification Act and similar state Laws (the “WARN Act”) and has no liabilities pursuant thereto. The Company has not implemented any plant closing or layoff of Employees that could implicate the WARN Act within the past twelve months, and no Employees have experienced or will experience an employment loss as defined in the WARN Act in the 90-day period preceding the Closing Date.

3.15 Employee Benefit Plans.

(a) Schedule 3.15(a)(i) sets forth a complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any commitment to establish or enter into any new Company Employee Plan or new Employee Agreement, to modify any Company Employee Plan or Employee Agreement or the terms of the applicable Company Employee Plan or Employee Agreement. Except as set forth on Schedule 3.15(a)(ii), the Company has not promised to grant any equity incentives to any Employee, consultant or independent contractor that has not been granted as of the date hereof.

(b) The Company has Made Available to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service Contracts and group insurance Contracts, (vi) all communications provided by the Company to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence between the Company and any Governmental Body relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA and HIPAA forms and related notices, if any, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) any written reports constituting a valuation of the Company’s Capital Stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm, and (xii) the most recent United States Internal Revenue Service (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.

(c) The Company has performed all obligations required to be performed by it under, is not in default or violation of, and, as of the date hereof, the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code and all other applicable Laws. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or an opinion letter upon which it can rely, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is subject to ERISA can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Purchaser, the Company or any ERISA Affiliate, other than ordinary administration expenses. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the United States Internal Revenue Service, United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. The Company is not party to any agreement with a professional employer organization or similar association. Termination of the 401(k) Plan will not trigger liquidation charges, surrender charges or other fees other than ordinary administrative expenses incurred in connection with the termination.

(d) Neither of the Company nor any ERISA Affiliate (including any previous ERISA Affiliate) has ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to any pension plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code. No pension plan maintained, established, sponsored, participated in, contributed to, or been required to contribute to by the Company or its ERISA Affiliates has ever held, within the meaning of ERISA, employer real property or employer securities as a plan assets. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides group health benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies). At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(e) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other welfare benefits to any Person for any reason, except as may be required by COBRA, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(f) The Company and each ERISA Affiliate has, prior to the date hereof, complied with the Patient Protection and Affordable Care Act, COBRA, the Family Medical Leave Act of 1993, as amended, or similar state or local Laws, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to its employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have any Knowledge of any non-compliance by such administrator. The Company has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state or local Law governing health care coverage or extension.

(g) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States (“Non-US Employee Plan”). No Non-US Employee Plan that is a defined benefit plan has any unfunded or underfunded (or uninsured or underinsured, where applicable) liabilities or obligations.

(h) Except as set forth on Schedule 3.15(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the other operative documents (either alone or upon the occurrence of any additional or subsequent event) will (i) entitle any current or former employee, officer, director, consultant, independent contractor or other service provider of or to the Company to severance, retention or change of control benefits or any other payment (whether pursuant to a Company Employee Plan or otherwise), (ii) otherwise increase the amount of compensation due to any current or former employee, officer, director, consultant, independent contractor or other service provider of or to the Company or forgive indebtedness owed by any such individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Company Employee Plan or Employee Agreement, except to the extent required by Section 411(d)(3) of the Code, (iv) results in the potential assessment of a Tax under Section 4975 of the Code or a penalty under ERISA 502(l), or a nonexempt violation of ERISA Section 406, (v) require the Company, any ERISA Affiliate, the Surviving Corporation, Purchaser or any of their respective Subsidiaries or Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any current or former employee, officer, director, consultant, independent contractor or other service provider of or to the Company, or (vi) impair in any way the rights of Company, any ERISA Affiliate, the Surviving Corporation, Purchaser or any of their respective Subsidiaries or Affiliates under or with respect to any Company Employee Plan or Employee Agreement.

(i) Schedule 3.15(i) sets forth all earned, accrued or otherwise payable or unpaid bonuses owed by the Company to its employees or other service providers.

3.16 Insurance. Schedule 3.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which the total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.17 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Company has made due and sufficient accruals for such Taxes in its financial statements, books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company. Other than Liens described in clause (a) of the definition of Permitted Liens, there are no Tax Liens upon any of the assets or properties of (or Equity Interests in) the Company.

(b) The unpaid Taxes of the Company for periods (or portions thereof) ending on or prior to the Latest Balance Sheet Date do not materially exceed the accruals for current unpaid Taxes set forth on the balance sheet included in the Financial Statements (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no unpaid Taxes of the Company have been incurred since the Latest Balance Sheet Date other than in the ordinary course of business of the Company consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(c) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws. The Company has complied in all material respects with its obligations to collect all sales, use and similar Taxes required to be collected, including without limitation, value added tax for services provided by third parties, and has remitted such amounts to the appropriate taxing authorities or has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales, use and similar Taxes. The Company has complied with all information reporting and backup withholding requirements, in respect of payments made by the Company, including maintenance of required records with respect thereto.

(d) The Company has delivered to the Purchaser complete copies of all federal, state, local and foreign income or franchise Tax Returns of the Company relating to all Tax periods ending after December 31, 2021. No audit report has been issued relating to any Taxes due from or with respect to the Company. There are no audits, examinations or investigations of the Company by any taxing authority in progress, nor has the Company received any notice from any taxing authority that such authority intends to conduct such an audit, examination or investigation. No assessment of Tax has been proposed against the Company or any of its assets or properties, which remains unpaid or unresolved. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns or pay a particular type of Tax to the effect that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, nor has it ever had, a permanent establishment or an office or fixed place of business in any country other than the United States or has engaged in a trade or business in any country other than the United States that has subjected it to Tax in such country. The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(e) The Company has not: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (ii) requested any extension of time within which to file any Tax Return that is currently in effect (except with respect to automatic extensions of time obtained in the ordinary course); (iii) granted any extension for the assessment or collection of Taxes that is currently in effect; (iv) granted to any Person any written power of attorney that is currently in force with respect to any Tax matter that is currently in effect; (v) entered into or is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or similar Contract or arrangement (except with respect to any Customary Contract); or (vi) requested or received any ruling or other guidance issued by any Tax authority.

(f) Neither Purchaser (nor its Affiliates) nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition occurring prior to the Closing; or (v) prepaid amount or advance payment received, or deferred revenue accrued, prior to the Closing.

(g) During the past two years, the Company has not distributed stock of another Person, nor has either the Company had its membership interests or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) The Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee, or successor, by Contract, or otherwise. The Company has not been a member of any affiliated group (as defined in Section 1504(a) of the Code, other than a group the common parent of which was the Company) or consolidated, combined or unitary group for purposes of any other Taxes.

(i) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company, including any property or services provided by or to any Affiliate of the Company, are arm’s-length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) The Company has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Since its formation, the Company has been properly classified as an association taxable as a corporation for U.S. federal and applicable state and local income tax purposes.

(l) Effective as of no later than the day immediately preceding the Closing Date, the Company terminated any and all Company Employee Plans intended to include a Section 401(k) of the Code arrangement, including without limitation the Adlumin, Inc. 401(k) plan (each, a “401(k) Plan”) and took all actions necessary to facilitate such termination, including coordination of termination of payroll contributions and adopted any necessary amendments to the 401(k) Plan no later than the day immediately preceding the Closing. The Company provided Purchaser with evidence that action was taken for such 401(k) Plans(s) to be terminated and any necessary amendments adopted effective no later than the day immediately preceding the Closing Date pursuant to resolutions of the board of directors of the Company, which resolutions were previously approved by Purchaser.

(m) Schedule 3.17(m) lists each share of Capital Stock that was at any time issued and outstanding while not “substantially vested” under Section 83 of the Code and Treasury Regulation Section 1.83-3(b). Except as set forth in Schedule 3.17(m), each share of Capital Stock is property that is “substantially vested” under Section 83 of the Code and Treasury Regulation Section 1.83-3(b). With respect to each share of Capital Stock set forth in Schedule 3.17(m), a timely and valid election was made under Section 83(b) of the Code, and each such election is currently in effect and has not been revoked, terminated or declared invalid.

(n) No Option (or other right to acquire any Capital Stock) is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. Each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such arrangement), and no additional Tax under Section 409A(a)(1)(B) of the Code has been incurred (whether or not assessed) or could be incurred by a participant in any such Company Employee Plan or Company Employee Agreement.

(o) The Company does not have any obligation (whether pursuant to a Company Employee Plan or Company Employee Agreement otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to any Tax.

(p) Prior to the Closing, the Company submitted to its shareholders, for approval (in a manner and with the disclosure document and shareholder consent in the form previously approved by the Purchaser) by a vote of such shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), any such payments or other benefits that may have, separately or in the aggregate, caused there to be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Shareholder Vote was received approving the 280G Payments, such 280G Payments shall not have caused there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Shareholder Vote, the Company obtained from each Person who is a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise have received or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver in the form previously approved by the Purchaser (the “280G Waiver”) pursuant to which such Person agreed to waive any and all right or entitlement to such parachute payments, to the extent such payment would otherwise have caused any payment not to be deductible pursuant to Section 280G of the Code. Prior to the Closing, the Company delivered executed copies of the 280G Waivers to Purchaser. Prior to the Closing, the Company delivered to the Purchaser written certification that either (i) the 280G Shareholder Vote was solicited and the shareholder approval was obtained with respect to any 280G Payments that were subject to the 280G Shareholder Vote, or (ii) the shareholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual.

(q) There is no agreement, plan, arrangement or other contract covering any employee or other service provider of the Company (or any other entity treated as a member of the Company’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of applicable Law. Schedule 3.17(q) lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(r) Notwithstanding anything contained in this Agreement to the contrary, (i) the representations and warranties set forth in this Section 3.17 and in Section 3.14 and Section 3.15 (in each case, to the extent related to Taxes) are the only representations and warranties in this Agreement with respect to Taxes of the Company and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes, and (ii) no representation or warranty is made herein with respect to the amount or availability in any Post-Closing Tax Period of any Tax credits, capital losses, Tax basis amount, or net operating losses).

3.18 Permits. Schedule 3.18 sets forth all material franchises, permits, licenses and any similar authority necessary for the conduct of the Company’s business. The Company validly holds all such material franchises, permits, licenses or other similar authority and is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.19 Corporate Documents. The Organizational Documents of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to Purchaser contains minutes of all meetings of the stockholders and directors, as applicable, and all actions by written consent without a meeting by the stockholders and directors, as applicable, in each case, to the extent such minutes or actions by written consent without a meeting, as the case may be, are available to the Company or regarding which any Knowledge party is aware, and accurately reflects all actions by the stockholders and directors, as applicable, with respect to all transactions referred to in such minutes. At the Closing, the minute books and other books and records of the Company will be in the possession of the Company.

3.20 Environmental and Safety Laws. (a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws; (b) to the Company’s Knowledge, there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company during any time that such site has been owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; and (d) to the Company’s Knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with applicable Environmental Laws. The

Company has Made Available to the Purchaser true and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes hereof, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of health, safety or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.21 Brokers’ and Finders’ Fees. Except for fees payable to Piper Sandler & Co. (the “Financial Advisor”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby.

3.22 Customers, Suppliers and Channel Partners. Schedule 3.22 sets forth a list of the top 20 suppliers of goods or services to the Company, based on the amount paid by the Company during each of (a) the 12-month period ended on December 31, 2023 and (b) the 10-month period ended on October 31, 2024 (the “Major Suppliers”), together with in each case the amount of expenditures paid during such period. Schedule 3.22 also sets forth a list of the top 20 customers of the Company based on the amounts invoiced by the Company during each of (i) the 12-month period ended on December 31, 2023 and (ii) the 10-month period ended on October 31, 2024 (the “Major Customers”), together with in each case the amount of revenue recognized during such period. Schedule 3.22 also sets forth a list of the top 20 channel partners of the Company based on the amount of revenue associated with such channel partner during each of (i) the 12-month period ended on December 31, 2023 and (ii) the 10-month period ended on October 31, 2024 (the “Major Channel Partners”). The Company is not engaged in any dispute with any Major Supplier, Major Channel Partner or Major Customer, and to the Knowledge of the Company, no Major Supplier, Major Channel Partner or Major Customer intends to terminate, change the terms of (including any announced or requested change in quantities or pricing, but excluding any changes made in the ordinary course of business) or reduce its business relations with the Company. The Company has no Knowledge that the consummation of the transactions contemplated by this Agreement are reasonably likely to have an adverse effect on the business relationship of the Company with any Major Supplier, Major Channel Partner or Major Customer. The Company has provided to the Purchaser or its counsel correct and complete copies of all Contracts with all Major Suppliers, Major Channel Partner and Major Customers.

3.23 FCPA; Import/Export. Neither the Company, any of its directors, officers or employees nor, to the Company’s Knowledge, any of its agents, consultants, independent contractors or representatives (in each case, acting in their respective capacities as such or relating to their respective employment, services or relationships with the Company), has, in the past five years, (a) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Law of similar effect; (b) otherwise taken any action that would cause the Company to be in violation of the FCPA or any applicable Law of similar effect; (c) made or authorized any unlawful import into or export from the United States in violation of the U.S. customs law, U.S. export laws, and associated regulations; or (d) engaged in any activities in violation of U.S. anti-boycott laws or failed to report any boycott-related inquiries required under U.S. law.

3.24 Accounts Receivable. All accounts receivable of the Company (a) are actual and bona fide receivables, valid, existing and, to the Company’s Knowledge, collectible within 120 days of the Closing Date without resort to legal proceedings or collection agencies; (b) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business; and (c) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, except to the extent sufficient provision has been made therefor in (and is evident on the face of) the Financial Statements. The Company has not been notified in writing (or, to the Company’s Knowledge, orally) of any dispute regarding the collectability of any such accounts receivable.

3.25 Bank Accounts; Letters of Credit. Schedule 3.25 lists (a) all bank accounts, lock boxes and safe deposit boxes owned by the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued).

3.26 HSR Act. For purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a, the “person” (as that term is defined under 16 C.F.R. § 801.1(a)(1)) that includes the Company does not have annual net sales or total assets “in excess of $10,000,000 (as so adjusted and published)” pursuant to 15 U.S.C. § 18a(a)(2)(b)(ii) and 16 C.F.R. § 801.11.

3.27 Partner Incentive Programs. Schedule 3.27 sets forth the following, in each case, since January 1, 2023, with respect to each partner incentive program (each, a “Partner Incentive Program”) (a) the eligible group/partners, (b) the incentive trigger, (c) the award amount, (d) the aggregate amount paid by the Company pursuant to such Partner Incentive Program on a consolidated basis as of October 31, 2024, (e) the aggregate amount earned by such partners but unpaid by the Company on a consolidated basis as of October 31, 2024, and (f) the start dates of such Partner Incentive Program. All communications to the Company’s partners pursuant to the Partner Incentive Programs have been Made Available to the Purchaser. Except as set forth on Schedule 3.27, the Company does not have any Partner Incentive Programs.

3.28 No Other Representations or Warranties. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, neither the Company nor any of its representatives, employees, officers, directors or equityholders (including the Equityholders), has made, and none of them are making, any representation or warranty whatsoever, express or implied, with respect to the Company, any Equityholder, the Agent, any Capital Stock, the Business, the transactions contemplated by this Agreement or any other matter, other than those representations and warranties of the Company expressly set forth in this Section 3 (as modified by the Disclosure Schedules) and those representations and warranties of any Equityholder expressly set forth in the Support and Release Agreement, Restrictive Covenant Agreement, Option Cancellation Agreement, Registration Rights Agreement, Warrant Cancellation Agreement, Investor Questionnaire and the Transmittal Letter to which such Equityholder is a party, and any such other representations or warranties are hereby expressly disclaimed.

4. Representations and Warranties of Parent, Purchaser, Holdings II and Merger Sub. Each of Parent, the Purchaser, Holdings II and Merger Sub hereby represents and warrants to the Company that the following representations are true and complete as of the Closing Date:

4.1 Organization, Good Standing, Qualification and Power. Each of Parent, the Purchaser, and Merger Sub is a corporation, has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and has all requisite authority to carry on its business as currently conducted and to execute and consummate the transactions contemplated by this Agreement. Holdings II is a limited liability company, has been duly formed, is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite limited liability company power and has all requisite authority to carry on its business as currently conducted and to execute and consummate the transactions contemplated by this Agreement Each of Parent, the Purchaser, Holdings II and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. All corporate or similar action required to be taken by each of Parent, the Purchaser, Holdings II and Merger Sub in order to authorize Parent, the Purchaser, Holdings II and Merger Sub to enter into the Transaction Agreements to which it is a party, has been taken. All action on the part of the officers, directors and shareholders of each of Parent, the Purchaser, Holdings II and Merger Sub necessary for the execution and delivery of the Transaction Agreements to which it is a party and the performance of all obligations thereof under the Transaction Agreements to which it is a party to be performed as of the Closing has been taken. The Transaction Agreements to which Parent, the Purchaser, Holdings II or Merger Sub are a party, as applicable, when executed and delivered by Parent, the Purchaser, Holdings II or Merger Sub, as applicable, will constitute valid and legally binding obligations of Parent, the Purchaser, Holdings II or Merger Sub, as applicable, enforceable against Parent, the Purchaser, Holdings II or Merger Sub, as applicable, in accordance with their respective terms, except as limited by the Enforceability Exceptions.

4.3 Governmental Consents and Filings. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of Parent, the Purchaser, Holdings II or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement, other than any such consents, approvals, Orders, authorizations, registrations, qualifications, designations, declarations or filings required under federal, state or foreign securities or “blue sky” laws.

4.4 Litigation. Except as would not reasonably be expected to, individually or in the aggregate, materially affect the ability of Parent, the Purchaser, Holdings II or Merger Sub to consummate the transactions contemplated by this Agreement or otherwise perform their respective obligations under this Agreement or the other Transaction Agreements, there is no Action pending or, to the knowledge of Parent, the Purchaser, Holdings II or Merger Sub, threatened against Parent, the Purchaser, Holdings II or Merger Sub or any respective officer or director thereof (in their respective capacities as such or relating to their employment, services or relationship with Parent, the Purchaser, Holdings II or Merger Sub), as applicable, and none of Parent, the Purchaser, Holdings II or Merger Sub is subject to any outstanding Order that would materially affect the ability of Parent, the Purchaser, Holdings II or Merger Sub, as applicable, to consummate the transactions contemplated by this Agreement.

4.5 Merger Sub. Merger Sub is treated as a corporation for U.S. federal income tax purposes. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Brokers’ and Finders’ Fees. Neither Parent, the Purchaser, Holdings II nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which it is a party or any transaction contemplated hereby or thereby for which any Equityholder may become liable.

4.7 Cash Consideration and Equity Consideration. The Purchaser has cash and cash equivalents sufficient to pay the Cash Consideration and the other obligations of the Purchaser at Closing. Parent has sufficient authorized shares of common stock to issue the Equity Consideration in accordance with this Agreement. Assuming the accuracy of the Company’s representations and warranties set forth herein, the accuracy of the Accredited Investor questionnaires and the compliance by the Company with its obligations hereunder, all of the Equity Consideration (i) when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, (ii) will be issued in compliance with applicable securities Laws or exemptions therefrom, (iii) will not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right or any similar right, and (iv) will be free of all Liens, other than restrictions imposed under applicable securities Laws.

4.8 Exchange Act and Other Compliance. The issuance of the shares of common stock of Parent under this Agreement does not require stockholder approval or consent of the Parent, including, without limitation, pursuant to the rules and regulations of the New York Stock Exchange.

4.9 R&W Insurance Policy. The Purchaser has obtained the conditionally bound R&W Insurance Policy, a true, correct and substantially complete copy of which is attached hereto as Exhibit H.

4.10 Non-Reliance. Each of Parent, the Purchaser, Holdings II and Merger Sub understands, acknowledges and agrees that, notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, neither the Company nor any of its representatives, employees, officers, directors or equityholders (including the Equityholders), has made, and none of them are making, any representation or warranty whatsoever, express or implied, with respect to the Company, any Equityholder, the Agent, any Capital Stock, the Business, the Company’s condition (financial or otherwise), operations, results of operations, future operating or financial results, estimates, projections, budgets, forecasts, plans or prospects (including with respect to merchantability or fitness for any particular purpose or the reasonableness of the assumptions underlying such estimates, projections, budgets, forecasts, plans or prospects) or assets, liabilities or properties, the accuracy, completeness, absence or omission of any information regarding the Capital Stock or the Company (including the historical or future financial condition, results of operations, assets, liabilities, business and projected operations thereof) provided or Made Available to Parent, the Purchaser, Merger Sub, Holdings II or any of their respective Affiliates or representatives (including any presentations, demonstrations, information, documents or materials Made Available to Parent, the Purchaser, Merger Sub, Holdings II or their respective representatives in any virtual data room or management presentations), the transactions contemplated by this Agreement or any other matter, other than those representations and warranties of the Company expressly set forth in Section 3 (as modified by the Disclosure Schedules) and those representations and warranties of each Equityholder expressly set forth in the Support and Release Agreement, Restrictive Covenant Agreement, Option Cancellation Agreement, Registration Rights Agreement, Warrant Cancellation Agreement, Investor Questionnaire and the Transmittal Letter to which such Equityholder is a party, and no such information is being relied upon by Parent, the Purchaser, Merger Sub, Holdings II or any of their respective Affiliates or representatives; and, in entering this Agreement, each of Parent, the Purchaser, Holdings II and Merger Sub hereby acknowledges that it has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) or omission made by, on behalf of or relating to the Company, any Equityholder, the Agent, any Capital Stock or the Business, except for the representations and warranties of the Company expressly set forth in Section 3 (as modified by the Disclosure Schedules) and those representations and warranties of each Equityholder expressly set forth in the Support and Release Agreement and Transmittal Letter to which such Equityholder is a party.

4.11 No Other Representations or Warranties. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, neither Parent, the Purchaser, Merger Sub, Holdings II nor any of their respective representatives, employees, officers, directors or equityholders, has made, and none of them are making, any representation or warranty whatsoever, express or implied, with respect to Parent, the Purchaser, Merger Sub, Holdings II, the transactions contemplated by this Agreement or any other matter, other than those representations and warranties of Parent, the Purchaser, Holdings II and Merger Sub expressly set forth in this Section 4 and those representations set forth in any other Transaction Agreement, and any such other representations or warranties are hereby expressly disclaimed.

5. Covenants.

5.1 Tax Matters.

(a) Tax Returns.

(i) The Purchaser shall prepare or cause to be prepared (at its own expense, except to the extent prepared by the accounting firm set forth on Schedule 5.1(a)(i)) any Tax Return that is required to be filed by or on behalf of the Company after the Closing Date with respect to any Pre-Closing Tax Period or any Straddle Period. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items (to the extent applicable), except as otherwise required by applicable Law. The Purchaser shall deliver a copy of such Tax Return that relates to income Taxes or that includes a material amount of Tax, to the Agent at least 30 days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings) for the Agent’s review and comment; provided that if any such Tax Return is due less than 30 days after the Closing, then the Purchaser shall deliver a draft of such Tax Returns as soon as practicable after the Closing. The Purchaser shall consider in good faith any reasonable comments made by the Agent at least 10 days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings). The Purchaser shall file or cause to be filed such Tax Return with the appropriate Governmental Body and will provide a copy of such filed Tax Return to the Agent; provided that the Equityholders shall pay any Pre-Closing Taxes payable with respect to such Tax Return at least three days prior to the due date for filing such Tax Return, except to the extent that such Pre-Closing Taxes were included in the final determination of the Closing Consideration.

(ii) The parties hereto shall in good faith negotiate any resolution to disputes regarding the preparation and filing of Tax Returns pursuant to this Section 5.1(a). In the event the parties hereto cannot resolve a dispute after reasonable negotiation, the dispute shall be referred to the Independent Accounting Firm and resolved in accordance with Section 2.12, mutatis mutandis.

(b) Tax Contests.

(i) The Purchaser and the Agent (on behalf of the Equityholders) shall deliver to the other a written notice promptly following any Action or notice of commencement of an Action, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company (“Tax Contest”) relating to a Pre-Closing Tax Period which could reasonably be expected to give rise to a claim for Pre-Closing Taxes under Section 6.2(a); provided, however, that the failure of one party to provide such notice shall not relieve the other party of their obligations under this Agreement, except to the extent that such failure actually and materially adversely affects such other party.

(ii) Notwithstanding anything to the contrary herein, the Agent may elect to control (at the Equityholders’ cost and expense) the contest of any Tax Contest to the extent such Tax Contest relates solely to Taxes or a Tax Return with respect to a Tax period ending on or prior to the Closing Date and which could reasonably be expected to give rise to a claim for Pre-Closing Taxes under Section 6.2(a) (a “Pre-Closing Tax Contest”). With respect to any such Pre-Closing Tax Contest for which the Agent elects to control: (A) the Agent shall keep the Purchaser reasonably informed of the progress of any such Tax Contest; (B) the Purchaser shall have the right, but not the obligation, to participate in such defense at its sole cost and expense with separate counsel of its choosing; and (C) the Agent shall not settle such Tax Contest without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iii) For the avoidance of doubt, the Purchaser shall exclusively control the contest of all other Tax Contests (including any Pre-Closing Tax Contest for which the Agent does not elect to control); provided, however, that with respect to any such other Tax Contest that relates to Taxes or a Tax Return with respect to a Pre-Closing Tax Period or would otherwise reasonably be expected to give rise to a claim for Pre-Closing Taxes under Section 6.2(a): (A) the Purchaser shall keep the Agent reasonably informed of the progress of any such Tax Contest; (B) the Agent shall have the right, but not the obligation, to participate in such defense at its sole cost and expense with separate counsel of its choosing; and (C) the Purchaser shall not settle such Tax Contest without the Agent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) Cooperation. The Company, the Surviving Corporation, the Purchaser, Parent, the Equityholders and the Agent shall, and shall cause their respective Affiliates, officers, Employees, agents, auditors and other representatives to, use commercially reasonable efforts to cooperate in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company, including by maintaining and making available to each other all records reasonably necessary in connection with Taxes and making Employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

(d) Transfer Taxes. The Stockholders and the Purchaser shall each pay 50%, when due, of all conveyance fees, recording charges and other charges (including any penalties and interest) arising out of or related in any way whatsoever to the sale of the Capital Stock under this Agreement including, but not limited to, all transfer, sales, transaction and similar Taxes however designated (“Transfer Taxes”). The Person(s) required to do so under applicable Law shall file all Tax Returns with respect to Transfer Taxes, and each non-filing party shall cooperate in connection with any such Tax filings.

(e) Termination of Tax Sharing Agreements. All agreements with any third party relating to allocating or sharing of the payment of, or liability for, Taxes (if any) to which the Company is a party (other than Contracts entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes) shall terminate as of the Closing Date, so that after such time the Company shall have no further obligations in respect thereof.

(f) Transaction Tax Deductions. With respect to the preparation of Tax Returns for the Company pursuant to Section 5.1(a), the Purchaser and Agent agree that all Transaction Tax Deductions will be treated as properly allocable to the taxable period ending on or prior to the Closing Date to the extent permitted under applicable Laws at a “more likely than not” or higher level of comfort.

(g) Allocation of Taxes for Straddle Periods. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax Refund (as defined below)) that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes (or Tax Refund or amount credited against Tax) for such entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of the Company terminated at the end of the Closing.

(h) Agent’s Consent. Except as expressly contemplated or permitted pursuant to this Agreement or as otherwise required by applicable law, without the prior written consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser and its Affiliates shall not, and from and after the Closing shall cause the Company not to, (i) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pre-Closing Tax related to a Pre-Closing Tax Period; (ii) make or change any Tax election or accounting method or practice for the Company that has retroactive effect to any Pre-Closing Tax Period; (iii) initiate any voluntary disclosure or other communication with any taxing authority relating to any actual or potential Tax payment or Tax Return filing obligation of the Company for any Pre-Closing Tax Period; (iv) take any action on the Closing Date (but after the Closing) with respect to the Company, other than in the ordinary course of business or as expressly contemplated or permitted under this Agreement, that could reasonably be expected to result in any liability with respect to Taxes of any Equityholder, whether under this Agreement or otherwise; (v) make any election under Section 338 of the Code (or any similar provision under state, local or non-U.S. law) with respect to the transactions contemplated hereby; or (vi) file (except with respect to a Tax Return filed pursuant to Section 5.1(a)) or amend any Tax Return of the Company with respect to any Pre-Closing Tax Period, other than as requested by the Agent.

(i) Tax Refunds. Any refunds of Taxes paid by the Company in a Pre-Closing Tax Period and any interest thereon that are received by the Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company), in each case, which are described in Schedule 5.1(i) (each, a “Tax Refund”) shall be for the account of Equityholders. The Purchaser shall pay over any such Tax Refund (in each case, net of any Taxes imposed on the receipt or realization of any Tax

Refund and any out-of-pocket expenses incurred in connection with obtaining or realizing any such refund) within 10 Business Days after the actual receipt thereof. At Agent’s written request (and sole expense), the Purchaser shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for a Tax Refund to the extent that such Tax Refund is available under applicable Law to be claimed at a “more likely than not” (or higher) level of comfort and such claim could not reasonably be expected to have more than a de minimis adverse effect on the Purchaser in any Post-Closing Tax Period. If any amount paid to the Equityholders pursuant to this Section 5.1(i) shall subsequently be challenged successfully by any Governmental Body, the Equityholders shall repay to the Purchaser or the Company such amount (together with any interest and penalties assessed by such Governmental Body in respect of such amount). Such repayment obligation shall survive until the expiration of the applicable statute of limitations with respect to the collection by the applicable Governmental Body or other Person of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(j) In the event of a conflict between this Section 5.1 and any other provisions of this Agreement, the provisions of this Section 5.1 shall control.

5.2 Information Statement. Prior to the Closing, the Company shall have prepared an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of Delaware Law (the “Information Statement”) and, in connection with the Closing, shall have delivered the Information Statement to those of the Stockholders who did not execute the Written Consent for the purpose of informing them of the approval of the Merger and the adoption of this Agreement and requesting that such Stockholder execute a written consent and agreement, substantially similar to the Written Consent.

5.3 Confidentiality; Publicity.

(a) Each of the Equityholders shall not, at any time, directly or indirectly, use for any purpose, divulge, furnish, or make accessible to any Person any confidential or proprietary knowledge or information with respect to the Company’s ownership, management, operation, accounting, finances, bookkeeping, marketing plans, customer information, and other specialized or confidential information (“Confidential Information”). The Equityholders will use their reasonable efforts to safeguard the secrecy of any Confidential Information. Notwithstanding the foregoing, the Equityholders may disclose Confidential Information and the terms of this Agreement or any other Transaction Agreement and the transactions contemplated herein or therein (a) if and only to the extent (i) required by any request or order of any Governmental Body; (ii) otherwise required by Law; or (iii) necessary to establish such Equityholder’s rights under this Agreement or any other Transaction Agreement; provided that, in each case, if permitted by applicable Law, such disclosing Equityholder will first notify the Purchaser of such requirement, permit the Purchaser to contest such requirement if reasonably appropriate, and use commercially reasonable efforts to cooperate with the Purchaser (at the Purchaser’s request and cost) in limiting the scope of the proposed disclosure and/or obtaining appropriate further means for protecting the confidentiality of Confidential Information, and (b)(i) to its attorneys, accountants, consultants and other professional advisors or (ii) to any actual or prospective limited partners and investors in connection with fundraising activities or fund performance reporting; provided that each such applicable Person set forth in this clause (b) shall be subject to confidentiality obligations with respect thereto at least as stringent as those herein. Each Equityholder acknowledges and agrees that any breach of this Section 5.3 will cause injury to the Purchaser for which money damages would be an inadequate remedy and that, in addition to remedies at law, the Purchaser is entitled to seek equitable relief as a remedy for any such breach or threatened breach.

(b) Prior to the Closing, the Company, and from and after the Closing, the Equityholders, shall not issue any press release or make any public disclosure or announcement regarding the terms of this Agreement or the transactions contemplated herein without the prior approval of Purchaser, other than, with the Purchaser’s prior approval (not to be unreasonably withheld, conditioned or delayed), any press release, public disclosure or announcement that is issued after the Purchaser or its Affiliates issues a press release or other announcement and that contains only information regarding this Agreement or the transactions contemplated herein that is expressly contained in such press release or other public disclosure or announcement issued by the Purchaser or its Affiliates; provided that the Equityholders may share links to any press release, public disclosure or announcement issued by the Purchaser without prior approval of the Purchaser.

5.4 Indemnification of Directors and Officers of the Company.

(a) During the period ending six (6) years after the Effective Time, the Surviving Corporation or its successors shall, and the Purchaser shall cause them to, fulfill their obligations to the D&O Indemnified Parties pursuant to the terms of the Organizational Documents or any indemnification agreement set forth on Schedule 5.4(a), in each case, as in effect at the Effective Time (provided that copies of all such indemnification agreements have been Made Available to the Purchaser) and shall not amend any such provision contained in the Organizational Documents in any manner adverse to any D&O Indemnified Party with regard to pre-Closing acts or omissions, whether asserted or claimed prior to, at or after the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Notwithstanding the foregoing, the obligations of the Purchaser and the Surviving Corporation or their respective successors (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Indemnified Party who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any other Transaction Agreement.

(b) Prior to the Closing, the Company shall have purchased an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for its present and former directors and officers determined as of immediately prior to the Effective Time (the “D&O Indemnified Parties”) which shall provide such D&O Indemnified Parties with coverage for six years following the Effective Time, only for matters occurring at or prior to the Effective Time, on substantially comparable terms and conditions as the existing coverage applicable to the D&O Indemnified Parties immediately prior to the Effective Time. The Purchaser will not cancel nor cause the cancellation of the D&O Tail during its term.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 5.4.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.4 applies without the consent of such affected D&O Indemnified Party (it being understood and agreed that the D&O Indemnified Parties are express third party beneficiaries of this Section 5.4).

5.5 Registration Rights. Following the Closing, Purchaser shall use commercially reasonable efforts to enter into a registration rights agreement, in the form attached hereto as Exhibit G, with each Material Company Investor within 30 days after the Closing Date.

5.6 Further Assurances. From and after the Closing Date, the parties hereto shall (a) execute such documents and perform such further acts as may be reasonably required to carry out the provision hereof and the actions contemplated hereby including, for the avoidance of doubt, filing and, to the extent necessary, amending the filing of, the Certificate of Merger and (b) use its reasonable efforts to execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated hereby; provided that, for the avoidance of doubt, the Company shall not be required to make payments to any third parties in order to obtain their consent or approval to the transactions contemplated by this Agreement or to amend or terminate any Contracts with third parties, unless reimbursed for such payments.

5.7 R&W Insurance Policy. The Purchaser shall have obtained and conditionally bound the R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurer with respect to such R&W Insurance Policy waives and releases, and will not be entitled to, any recourse or other rights of recovery (whether by subrogation, contribution or assignment of rights) against the Equityholder Indemnifying Parties, other than in the event of Fraud. The Purchaser shall not agree to any amendment, modification, termination, cancellation or waiver of such waiver of recourse against the Equityholder Indemnifying Parties in a manner that adversely impacts the Equityholder Indemnifying Parties or any of their respective Affiliates in any respect without the prior written consent of the Agent. Termination of or amendment to the R&W Insurance Policy will not impact any of the limitations on indemnification set forth in this Agreement.

5.8 Access to Books and Records. From and after the Closing, the Purchaser will cause the Surviving Corporation to provide the Agent and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the personnel, books and records of the Surviving Corporation with respect to periods prior to the Closing Date as may be reasonably requested by the Agent in connection with any Tax, financial reporting or regulatory compliance purposes; provided that such access or furnishing of information shall be conducted at the Agent’s expense and under the supervision of the Surviving Corporation’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Surviving Corporation; provided, further, that neither the Purchaser nor any of its Affiliates shall be required to (a) disclose any information to the Agent that is protected by attorney-client privilege or (b) provide (or to provide access to) (i) any Tax Return filed or prepared on a consolidated, unitary, or combined basis and that includes the Purchaser for any period or (ii) any information that relates to such Tax Return. Unless otherwise consented to in writing by the Agent, the Purchaser shall not, and shall not permit the Surviving Corporation to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company relating to periods prior to the Closing Date without first giving reasonable prior notice to the Agent and offering to the Agent such books and records or applicable portions thereof.

5.9 Continuing Employee Covenant.

(a) For a period of not less than twelve months following the Closing Date, Parent and the Purchaser shall, or shall cause the Surviving Corporation or any of their respective Affiliates, to provide each employee of the Company who remains an employee of the Company, the Surviving Corporation, the Purchaser or Parent or any of its Affiliates (each, a “Continuing Employee”) (i) a base salary or wage rate; and (ii) target cash annual bonus opportunity and/or commission opportunity (but not, for the avoidance of doubt, the terms upon which any target cash bonus opportunity and/or commission opportunity may be achieved) that are at least substantially comparable in the aggregate salary, wages, cash bonus opportunity and/or commission opportunity provided to such Continuing Employee immediately prior to the Closing Date. Parent and the Purchaser shall maintain the Company’s welfare benefit plans from the Closing Date through December 31, 2024, and the Continuing Employees will continue to participate in the Company’s welfare benefit plans through such date. Commencing on January 1, 2025 and continuing thereafter, Parent and the Purchaser shall provide each Continuing Employee with employee benefits (other than any severance, change in control or transaction-based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits or new equity awards from the commitment of provision of future employee benefits) that are substantially comparable in the aggregate to the employee benefits (other than any severance, change in control or transaction-based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits or new equity awards from the commitment of provision of future employee benefits) provided to similarly situated employees of Parent or the Purchaser or their Affiliates.

(b) With respect to each health or welfare benefit plan offered by Parent or the Purchaser or any of their respective Affiliates for the benefit of each Continuing Employee, Parent and the Purchaser shall use commercially reasonable efforts to do the following, subject to any required approval of the applicable insurance provider, if any: (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any preexisting condition limitations under such plan (except to the extent such waiting periods, requirements or limitations applied to such Continuing Employee under comparable Company Employee Plans prior to the Closing), (ii) provide that such Continuing Employee shall receive credit for purposes of eligibility (including for purposes of any vacation, sick, personal time off plans or programs, to the extent applicable) and vesting for years of service with the Company prior to the Closing in the applicable welfare benefit plans and defined contribution plan of Parent or the Purchaser (but excluding any defined benefit pension plan), except to the extent providing such credit would result in any duplication of benefits and (iii) cause such Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Purchaser, the Company or the Surviving Corporation, as applicable, for the plan year in which the Closing Date occurs (to the extent such credit would have been given under comparable Company Employee Plans prior to the Closing); provided, for the avoidance of doubt, the foregoing shall not require the Company to provide any Continuing Employee with health and welfare benefit plans that are not currently provided by the Purchaser to its current employees.

(c) Nothing in this Section 5.9 or elsewhere in this Agreement is intended or shall be construed to (i) be treated as an amendment to any employee benefit plan, (ii) create a right in any Continuing Employee to employment with Parent, Purchaser, the Surviving Corporation or their respective Affiliates, (iii) limit the right of Parent, Purchaser, the Surviving Corporation or their respective Affiliates to terminate any employee at any time for any reason or no reason, (iv) modify the “at-will” employment relationship or any Company employees or (v) create any third-party beneficiary rights in any Continuing Employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, Purchaser, the Surviving Corporation or their respective Affiliates or under any benefit plan which Parent, Purchaser, the Surviving Corporation or their respective Affiliates may at any time maintain, sponsor or incur any liability.

6. Indemnification; Remedies.

6.1 Survival. The representations and warranties of the parties contained in this Agreement or any Support and Release Agreement or Transmittal Letter shall survive the Closing through and until the date that is 12 months after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authorization), 3.7(a)(i) (Compliance with Other Instruments), 3.17 (Taxes) and 3.21 (Brokers’ and Finders’ Fees) shall survive the Closing until the expiration of the applicable statute of limitations (all of such representations and warranties collectively, the “Fundamental Representations”); provided further that solely with respect to claims for Fraud, all such representations and warranties shall survive the expiration of the applicable statute of limitations (any such period of survival set forth in this Section 6.1, a “Survival Period”); and provided further that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 6.3 before the termination of the applicable Survival Period, which Survival Period applicable to the representations and warranties subject to such notice of claim shall survive until the final resolution of such indemnification claim. The covenants and agreements of the parties which contemplate performance by the respective party at or after the Closing shall survive in accordance with their terms.

6.2 Indemnification.

(a) Subject to Sections 6.1 and 6.4 hereof, each of the Equityholders (collectively, the “Equityholder Indemnifying Parties” and each, an “Equityholder Indemnifying Party”) severally, but not jointly, in accordance with their respective Percentages, hereby agrees to indemnify, defend and hold harmless Parent, the Purchaser, the Surviving Corporation and their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) from and against the amount of any and all losses, liabilities, claims, obligations, Taxes, deficiencies, demands, judgments, damages (excluding punitive or exemplary damages (except to the extent actually awarded pursuant to a Third Party Claim)), interest, fines, Actions, assessments, costs and expenses (including reasonable and documented costs of investigation and defense and attorneys’ and other professionals’ fees), whether involving a third party claim or a direct claim, incurred or asserted against such Purchaser Indemnified Party (individually, a “Loss,” and collectively, “Losses”) based upon, arising out of, relating to or resulting from:

(i) the failure of any of the representations or warranties made by the Company in this Agreement or by an Equityholder in such Equityholder’s Support and Release Agreement, Transmittal Letter, Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, to be true and correct in all respects at and as of the date hereof (it being understood that in the case of an Equityholder breach of any such representations and warranties, only such breaching Equityholder and not any other Equityholder will be liable therefor);

(ii) the breach of any covenant or other agreement on the part of the Company under this Agreement or any Equityholder under the Support and Release Agreement, Transmittal Letter, Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, to which such Equityholder is a party (it being understood that in the case of an Equityholder breach only the breaching Equityholder and not any other Equityholder will be liable therefor);

(iii) any Pre-Closing Taxes;

(iv) any claim by any Person based upon, arising out of, relating to or resulting from the Payment Schedule or ownership of or an interest in or to the Equity Interests of the Company, alleging that such Person is entitled in connection with the transactions contemplated by this Agreement to receive any amounts in excess of the amounts indicated on the Payment Schedule or any amounts not otherwise set forth on the Payment Schedule (excepting, for the avoidance of doubt, any claims by any Equityholder regarding the failure by the Purchaser to pay any of the Total Consideration in accordance with the Payment Schedule and this Agreement);

(v) any payment in respect of any Dissenting Shares and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares to the extent in excess of what such holder was entitled to receive in accordance with this Agreement;

(vi) Fraud by the Company and/or any Equityholder (it being understood that with respect to a claim of Fraud on the part of a specific Equityholder, only the applicable Equityholder and not any other Equityholder (unless such other Equityholder had actual knowledge of such Fraud when committed), will be liable therefor as an Equityholder Indemnifying Party); or

(vii) such matters as set forth on Schedule 6.2(a)(vii).

(b) Subject to Sections 6.1 and 6.4 hereof, the Purchaser (the “Purchaser Indemnifying Party” and, together with the Equityholder Indemnifying Parties, the “Indemnifying Parties” and each an “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the Equityholders and their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and assigns (collectively, the “Equityholder Indemnified Parties” and each an “Equityholder Indemnified Party”; and the Purchaser Indemnified Parties and the Equityholder Indemnified Parties, collectively, the “Indemnified Parties” and each an “Indemnified Party”) from and against the amount of any and all Losses based upon, arising out of, relating to or resulting from:

(i) the failure of any of the representations or warranties made by Parent, the Purchaser and/or Merger Sub in this Agreement to be true and correct in all respects at and as of the date hereof;

(ii) the breach of any covenant or other agreement on the part of Parent, the Purchaser and/or Merger Sub under this Agreement; or

(iii) Fraud by Parent, the Purchaser and/or Merger Sub.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of indemnification obligations under this Section 6, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality”, “material”, “Material Adverse Effect” or other similar qualifications (other than those representations and warranties set forth in the first sentence of Section 3.12) shall be deemed to have been made without any such qualification solely for purposes of determining (i) whether a breach of such representation or warranty has occurred and (ii) the amount of Losses arising out of or relating to any such breach of representation or warranty.

(d) Notwithstanding anything to the contrary contained in this Agreement, with respect to Section 6.2(a), (i) the Purchaser Indemnified Parties shall have no obligation to seek indemnification from the Company or Surviving Corporation irrespective of whether such claim results from an action or inaction by the Company or the Equityholder Indemnifying Parties, (ii) the Equityholder Indemnifying Parties shall have no right of contribution from the Company or the Surviving Corporation irrespective of whether such claim results from an action or inaction by the Company or the Equityholder

Indemnifying Parties and (iii) there shall be no proration of the obligation to pay any Losses between the Company or the Surviving Corporation and the Equityholder Indemnifying Parties and, irrespective of whether such claim results from an action or inaction by the Company or the Equityholder Indemnifying Parties, the Equityholder Indemnifying Parties shall be solely responsible for any such Losses.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification pursuant to this Section 6 or otherwise for any liability taken into account as an adjustment in the calculation of the Cash Consideration (as finally determined).

(f) The parties hereto shall take and cause their respective Affiliates to take all commercially reasonable steps to the extent required by applicable Law to mitigate any Losses upon becoming aware of any event or circumstance which would reasonably be expected to, or does, give rise to such Losses.

6.3 Indemnification Procedures. Except with respect to Tax Contests, which shall be governed exclusively by Section 5.1(b):

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided that, with respect to any claim against the Equityholder Indemnifying Parties generally or any Equityholder Indemnifying Party specifically, the Purchaser may provide notice to the Agent, on behalf of the Equityholder Indemnifying Party(ies), which notice shall be deemed having been provided to such Equityholder Indemnifying Party(ies). In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 6.3 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 business days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6. The Indemnified Party will, upon reasonable advance written notice, give the Indemnifying Party reasonable access during normal business hours to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim; provided that such access shall be conducted at the Indemnifying Party’s expense and under the supervision of the Indemnified Party’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Indemnified Party. If the Indemnifying Party disputes the claim, the Indemnifying Party and the Indemnified Party will proceed to negotiate a resolution of such dispute in good faith and, if not resolved through negotiations, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Sections 8.2 and 8.3 of this Agreement.

(b) In the event that any action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 6.2 hereof (a “Third Party Claim”), the Indemnified Party shall as soon as practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by Section 6.2 hereof to be forwarded to the Indemnifying Party (which notice may be provided to the Agent on behalf of the Equityholder Indemnifying Parties), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can reasonably demonstrate actual loss or prejudice as a result of such failure and then only to the extent of such loss or prejudice. Upon receipt of such notice of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within 30 calendar days of the receipt of such notice of such Third Party Claim, elect to assume the defense and control of such Third Party Claim (at the sole expense of such Indemnifying Party);

provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at the Indemnified Party’s expense. If the Indemnifying Party elects to assume the defense and control of such Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party of its election to assume the defense of such Third Party Claim. If the Indemnifying Party does not (within the time period specified herein) or is not permitted by the terms of this Section 6.3(b) to assume the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume and control such defense without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof (at the expense of the Indemnifying Party). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge (1) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, (2) does not encumber any of the assets, properties or rights of any Indemnified Party, (3) does not impose any restriction or condition on behalf of any Indemnified Party that would apply to or adversely affect such Indemnified Party and (4) contains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party may assume control of the defense of a Third Party Claim only if (x) the Third Party Claim does not primarily seek an injunction or other equitable relief against the Indemnified Party, (y) the Indemnified Party has not been advised by counsel that an actual or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (z) upon request, the Indemnifying Party provides reasonable assurance to the Indemnified Party of its financial capacity to defend the Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, delayed or withheld). The parties hereto agree to use commercially reasonable efforts to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. The limitations set forth in Section 6.4 shall continue to apply to any indemnification claim, whether or not the Indemnifying Party assumes the defense of a Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the sums so due and owing to the Indemnified Party shall be paid or otherwise satisfied in accordance with Section 6.4 and Section 6.5 hereof.

6.4 Limitations on Indemnification. With respect to indemnification claims brought against any Indemnifying Party pursuant to Section 6.2(a) or Section 6.2(b) hereof, as applicable:

(a) other than with respect to Fraud and claims based upon the Fundamental Representations, (i) the Equityholder Indemnifying Parties shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to indemnity claims under Section 6.2(a)(i) until such time as the aggregate amount of all such Losses with respect to the matters contained in Section 6.2(a)(i) exceeds $540,000.00 (the “Deductible”), and then only for Losses in excess of the Deductible, and (ii) the maximum aggregate liability of all Equityholder Indemnifying Parties under Section 6.2(a)(i) shall be no greater than $540,000.00 (the “General Reps Cap”) (it being understood and agreed that (x) the Purchaser Indemnified Parties shall have no further right to indemnification from the Equityholder Indemnifying Parties for such Losses, and thereafter, any recovery for such Losses in excess of the General Reps Cap shall be limited solely and exclusively to recovery under the R&W Insurance Policy and (y) each Equityholder Indemnifying Party’s individual maximum liability for such Losses shall be such Equityholder Indemnifying Party’s Percentage of the General Reps Cap);

(b) the maximum aggregate liability of the Purchaser Indemnifying Party under Section 6.2(b)(i) and/or Section 6.2(b)(ii) shall be an amount equal to the Total Consideration.

(c) notwithstanding anything to the contrary contained in this Agreement, without limiting the right of setoff against Deferred Consideration or the Earnout, other than with respect to Fraud as described in Section 6.4(d), in no event shall any Equityholder Indemnifying Party be liable for any indemnifiable Loss or Losses under this Agreement in excess of the total proceeds actually received by such Equityholder Indemnifying Party pursuant to this Agreement;

(d) the maximum aggregate liability for the Equityholder Indemnifying Parties under Section 6.2(a)(vii) shall be no greater than $5,000,000;

(e) in the case of liability for the Fraud of an Indemnifying Party or of which an Indemnifying Party had actual knowledge, such Indemnifying Party’s liability shall not be limited; and

(f) in calculating amounts payable to any Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of any amounts actually recovered by any Indemnified Party (or its Affiliates) under any insurance policy (other than the R&W Insurance Policy), to which or under which such Indemnified Party (or any of its Affiliates, including the Surviving Corporation) is a party or under any indemnification, contribution, reimbursement or other similar agreement or arrangement (net of any reasonable out-of-pocket costs or expenses actually incurred in obtaining such recovery). If an Indemnified Party, after having received any indemnification payment with respect to any Losses pursuant to this Agreement from an Indemnifying Party, subsequently receives any insurance proceeds (other than under the R&W Insurance Policy) or other payment from a third party of the type referred to in this Section 6.4(e), such Indemnified Party shall promptly reimburse the Indemnifying Party in an amount equal the relevant portion of the insurance or other proceeds in respect of such Loss (after deducting any reasonable out-of-pocket costs or expenses actually incurred in obtaining such recovery), but not in excess of the amount of indemnification payments previously paid by such Indemnifying Party to the Indemnified Party in respect of such Loss.

6.5 Indemnity Payments.

(a) From and after the Closing, subject to the limitations set forth in this Section 6, any payment that any Equityholder Indemnifying Party is obligated to make to a Purchaser Indemnified Party in respect of claims for indemnification pursuant to Section 6.2(a)(i) (other than Losses resulting from claims for indemnification based on Fraud or the Fundamental Representations) shall be satisfied solely by reducing the Deferred Compensation payable to such Equityholder Indemnifying Party.

(b) From and after the Closing, subject to the limitations set forth in this Section 6, any payment that any Equityholder Indemnifying Party is obligated to make to a Purchaser Indemnified Party in respect of claims for indemnification pursuant to Section 6.2(a)(i) to the extent based upon the Fundamental Representations (other than claims for indemnification based on Fraud) shall be satisfied by: (i) first, recovery under the R&W Insurance Policy in accordance with its terms until the coverage thereunder is exhausted in full (in which case one-hundred percent (100%) of the then-applicable retention under the R&W Insurance Policy would be borne by the Equityholder Indemnifying Parties in accordance with their respective Percentages by reduction pursuant to the Purchaser’s offset of the unpaid respective portion of the Deferred Consideration and/or the Earnout (solely with respect to the Earnout, to the extent finally determined to be earned in accordance with Section 2.14) payable to the Equityholder Indemnifying Parties); provided that Purchaser shall only be required to use commercially reasonable efforts to recover under the R&W Insurance Policy prior to seeking recovery pursuant to clause (ii) of this Section 6.5(b), (ii) second, after coverage under the R&W Insurance Policy has been exhausted in full or is unavailable, reduction pursuant to the Purchaser’s offset of the unpaid portion of the Deferred Consideration and/or the Earnout (solely with respect to the Earnout, to the extent finally determined to be earned in accordance with Section 2.14) payable to such Equityholder Indemnifying Party; provided that if such Equityholder Indemnifying Party that is a Key Employee Equityholder who is a party to a Support and Release Agreement is subsequently finally determined not to be entitled to Deferred Consideration sufficient to satisfy such offset, then the unsatisfied portion shall be considered a Loss that remains payable by such Equityholder Indemnifying Party in accordance with this Section 6.5(b), and (iii) third, only after the exhaustion of such Purchaser Indemnified Party’s rights under the foregoing clause (ii), payment to such Purchaser Indemnified Party by wire transfer of immediately available funds (provided that, in lieu of making any or all of such payment in cash pursuant to this clause (iii), such Equityholder Indemnifying Party may elect in its sole discretion to forfeit a number of shares of Equity Consideration equal to the quotient of (A) the amount of such Losses elected to be satisfied by the forfeiture of Equity Consideration, divided by (B) the 30-day VWAP determined as of the date such Losses become due and payable).

(c) From and after the Closing, subject to the limitations set forth in this Section 6, any payment that any Equityholder Indemnifying Party is obligated to make to a Purchaser Indemnified Party in respect of claims for indemnification pursuant to Section 6.2(a)(ii) through 6.2(a)(vii) shall be satisfied by: (i) first, reduction pursuant to the Purchaser’s offset of the unpaid portion of the Deferred Consideration and/or the Earnout (solely with respect to the Earnout, to the extent finally determined to be earned in accordance with Section 2.14) payable to such Equityholder Indemnifying Party; provided that if such Equityholder Indemnifying Party that is a Key Employee Equityholder who is a party to a Support and Release Agreement is subsequently finally determined not to be entitled to Deferred Consideration sufficient to satisfy such offset, then the unsatisfied portion shall be considered a Loss that remains payable by such Equityholder Indemnifying Party in accordance with this Section 6.5(c), and (ii) second, only after the exhaustion of such Purchaser Indemnified Party’s rights under the foregoing clause (i), payment to such Purchaser Indemnified Party by wire transfer of immediately available funds (provided that, in lieu of making any or all of such payment in cash pursuant to this clause (ii), such Equityholder Indemnifying Party may elect in its sole discretion to forfeit a number of shares of Equity Consideration equal to the quotient of (A) the amount of such Losses elected to be satisfied by the forfeiture of Equity Consideration, divided by (B) the 30-day VWAP determined as of the date such Losses become due and payable).

(d) From and after the Closing, other than with respect to payments to be satisfied by offset pursuant to this Agreement, any payment that any Indemnifying Party is obligated to make to any Indemnified Party in respect of claims for indemnification pursuant to Section 6.2 shall be satisfied, within 10 days after the date notice of any sums due and owing is delivered to the Indemnifying Party, by payment to the applicable Indemnified Parties by wire transfer of immediately available funds.

6.6 Tax Treatment of Indemnity Payments. The Company, the Indemnifying Parties and the Purchaser agree to treat any indemnity payment made pursuant to this Section 6.2 as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes, unless otherwise required by applicable Law.

6.7 Exclusive Remedy; Further Limitations. Except (a) for the determination of the final Cash Consideration pursuant to Section 2.11(b), (b) for remedies arising from claims based on Fraud against the Person committing such Fraud, (c) for equitable remedies as set forth in Section 8.15, and (d) for the Agent’s rights under Section 7, the indemnification provisions set forth in Section 6.2 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims from and after the Closing Date regarding, related to or arising out of this Agreement, any Support and Release Agreement, Transmittal Letter, Option Cancellation Agreement, or Warrant Cancellation Agreement (but not, for the avoidance of doubt, arising out of any other Transaction Agreement).

7. Agent.

7.1 Appointment of Agent. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Equityholder shall be deemed to have approved, and hereby appoints, as of the Closing, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact of the Equityholders to take the actions set forth herein. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Equityholders. The Agent shall have the authority to take all actions on behalf of the Equityholders in connection with this Agreement and the other Transaction Agreements, including:

(a) to consummate the transactions contemplated herein;

(b) to give and receive notices and communications;

(c) to deduct, hold back or authorize the release of any funds from the Adjustment Escrow Fund that may be payable to any Equityholder or Purchaser pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable to or by such Equityholder hereunder;

(d) to make any determinations with respect to, agree to, negotiate, and enter into settlements and compromises of any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Cash Consideration or the Total Consideration;

(e) to comply with Orders with respect to any matters contemplated by this Agreement;

(f) to execute and deliver on behalf of such Equityholder any amendment or waiver to the terms of this Agreement;

(g) to disburse funds to third parties for expenses and liabilities;

(h) to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors;

(i) to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing or required or permitted by the terms of this Agreement or the Escrow Agreement; and

(j) to do each and every act and exercise any and all rights that such Equityholder, or any or all of the Equityholders collectively, are permitted or required to do or exercise under this Agreement.

This grant of authority (including the appointment of agency and this power of attorney) (i) is coupled with an interest and will be irrevocable and will not be terminated by any Equityholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Equityholder or the occurrence of any other event, and any action taken by the Agent will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Equityholder or the Agent will have received any notice thereof and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or fraction of his, her or its interest in the Adjustment Escrow Fund. The Agent may resign at any time upon 20 days’ written notice. A new Agent may be designated by the holders at Closing of a majority in interest of the Adjustment Escrow Fund upon not less than 10 days’ prior written notice to the Purchaser. No bond shall be required of the Agent, and, upon Agent’s receipt of its engagement fee from the Company, the Agent shall receive no further compensation for its services from the Purchaser, Parent, the Surviving Corporation or any of their respective Affiliates (provided that no such Persons are Equityholders). After the Closing, notices or communications to or from the Agent shall constitute notice to or from each of the Equityholders.

7.2 Exculpation; Indemnification. The Agent will incur no liability in connection with its services pursuant to this Agreement and any other Transaction Agreements except to the extent resulting from its gross negligence or willful misconduct. The Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, severally and not jointly in accordance with their respective Percentages, the Agent against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Agent Losses”) arising out of or in connection with this Agreement and any other Transaction Agreements, in each case, as such Agent Loss is suffered or incurred; provided that, in the event that any such Agent Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Agent, the Agent will reimburse the Equityholders the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or willful misconduct. Agent Losses shall be recovered by the Agent (a) first, from the funds in the Expense Fund and (b) second, from any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided that, while the Agent may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred. In no event will the Agent be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Agent and the termination of this Agreement.

7.3 Expense Fund. The Expense Fund will be used for any expenses incurred by the Agent. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Agent any ownership right that they may otherwise have had in any such interest or earnings. The Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Agent’s responsibilities hereunder and under the other Transaction Agreements, the Agent will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

7.4 Acceptance of Appointment. By his, her or its signature to this Agreement, the initial Agent hereby accepts the appointment contained in this Agreement as of the Closing, as confirmed and extended by this Agreement, and agrees to act as the Agent and to discharge the duties and responsibilities of the Agent pursuant to the terms of this Agreement.

7.5 Actions of Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each such Equityholder, and the Escrow Agent, the Paying Agent, the Purchaser, Parent, Merger Sub and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and every such Equityholder. The Escrow Agent, the Paying Agent, the Purchaser, Parent, Merger Sub and the Surviving Corporation are hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent. The Equityholders acknowledge that the Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

8. Miscellaneous.

8.1 Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto; provided, however, that each of the Purchaser and Parent may assign any or all of its rights, obligations and interests hereunder to any Affiliate of the Purchaser or Parent without any such written consent but with notice to the Agent so long as each of the representations and warranties of the Purchaser, Holdings II and Parent contained in Section 4 shall still be true and correct in all material respects as of the date of such assignment; provided that no such assignment shall relieve the Purchaser or Parent, as applicable, of its obligations under this Agreement, unless the transferee expressly assumes the Purchaser’s or Parent’s, as applicable, obligations under this Agreement; provided, further that each of the Purchaser, Holdings II and Parent may subrogate or assign its rights (but not its obligations) under this Agreement to any carrier(s) or underwriter(s) providing the R&W Insurance Policy to the extent permitted under the R&W Insurance Policy. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2 Governing Law. This Agreement, including all matters regarding, or arising out of, directly or indirectly, its negotiation, execution, performance or construction hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such state without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

8.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Wilmington County in the State of Delaware over any dispute arising out of or relating to this Agreement, its negotiation or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined solely in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.6.

(c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, ITS EXECUTION OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or .PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail (email) if sent during normal business hours of the recipient (without receipt of a failure of delivery notification), (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address set forth below, or to such other address as subsequently modified by written notice given in accordance with this Section 8.6.

If to Parent, Holdings II or the Purchaser, to:

N-able, Inc.

30 Corporate Drive, Suite 400

Burlington, MA 01803

Attention: Peter Anastos, EVP & General Counsel; Kate Salley, Associate General Counsel

Email: generalcounsel@n-able.com

If notice is given to the Purchaser, or the Company following the Closing, a copy (which shall not constitute notice) shall also be given to:

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention: Brent L. Bernell; Jeffrey Scharfstein, P.C.

Email: brent.bernell@us.dlapiper.com; jeffrey.scharfstein@us.dlapiper.com

If to the Agent, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

If notice is given to the Agent, a copy (which shall not constitute notice) shall also be given to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

919 Third Avenue

New York, New York 10022

Attention: Daniel I. DeWolf; Joseph J. Ronca

E-mail: ddewolf@mintz.com; jjronca@mintz.com

8.7 Fees and Expenses. Except to the extent otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

8.8 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, whether suit is actually filed and in all instances of a further appeal of an underlying action.

8.9 Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of the Purchaser and the Agent. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived by the Purchaser, on behalf of the Company and on its own behalf, or by the Agent, on behalf of the Equityholders and on its own behalf. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon each of the parties hereto and their successors and assigns.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.13 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.14 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 5.4 hereof, the D&O Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

8.15 Specific Performance. The Purchaser and the Company each agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to seek specific performance of the terms hereof without proof of damages or otherwise, in addition to any other remedy at law or equity.

8.16 Non-Recourse. Except to the extent pursuant to a Transmittal Letter, Support and Release Agreement or any other Transaction Agreement for which the indemnification provisions set forth in Section 6.2 of this Agreement do not provide the exclusive remedy or with respect to Fraud, all Losses or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Losses or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (other than pursuant to a Transmittal Letter, Support and Release Agreement or other Transaction Agreement for which the indemnification provisions set forth in Section 6.2 of this Agreement do not provide the exclusive remedy, or with respect to Fraud), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Losses and causes of action against any such Nonparty Affiliates.

8.17 Disclosure Schedules.

(a) The Disclosure Schedules shall for purposes of convenience be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered Disclosure Schedule, shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (i) such information is cross-referenced in another part of the Disclosure Schedules, or (ii) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty contained in this Agreement (in which case, it shall be deemed disclosed against such other representation or warranty). Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(b) Certain parts of the Disclosure Schedules may contain disclosures as exceptions to the representations and warranties set forth herein which include more information than is required by the sections of this Agreement to which such parts of the Disclosure Schedules relate, and any such additional disclosure shall not be deemed, in and of itself and solely by virtue of the inclusion of such disclosure in the Disclosure Schedules, to mean that such information is required by such related sections of this Agreement.

(c) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits hereto in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business of the Company for purposes of this Agreement.

(d) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such items are material to the Company.

(e) Inclusion of any item in the Disclosure Schedules does not, in and of itself and solely by virtue of the inclusion of such item in the Disclosure Schedules, represent a determination that such item did not arise in the ordinary course of business of the Company and shall not constitute, or be deemed to be, an admission to any third party that is not a party hereto concerning such item.

8.18 Representation of the Company. Each of Parent, Holdings II and the Purchaser acknowledges that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) has represented the Company in connection with this Agreement and the transactions contemplated hereby. Each of Parent, Holdings II and the Purchaser agrees, on its own behalf and on behalf of its Affiliates, that, following the Closing, Mintz may serve as counsel to any of the Equityholders, the Agent and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding any representation by Mintz prior to the Closing Date of the Company. Parent, Holdings II, the Purchaser and the Company hereby (a) waive any claim they have or may have that Mintz has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Parent, Holdings II, the Purchaser or the Surviving Corporation, on the one hand, and the Equityholders, the Agent and/or their respective Affiliates, on the other hand, Mintz may represent the Equityholders, the Agent or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Holdings II, the Purchaser and/or the Surviving Corporation and even though Mintz may have represented the Company in a matter substantially related to such dispute or may have confidential information learned in the prior representation that is relevant to such dispute. Parent, Holdings II, the Purchaser and the Company also further agree that, as to all communications among Mintz (or other counsel to the Company) and the Company, the Equityholders, the Agent or any of their respective Affiliates and representatives, that relate in any way to the transactions contemplated hereby (and solely to the extent of such relation), the attorney-client privilege and the expectation of client confidence belongs to the Equityholders and/or the Agent, as the case may be, and shall be controlled by the Equityholders or the Agent, as applicable, and will not pass to or be claimed by Parent, Holdings II, the Purchaser or the Surviving Corporation. Neither the Purchaser nor the Surviving Corporation shall control, access, examine, use or rely on such privileged communications, including any electronic versions or copies of such communications. In the event that a dispute arises between the Purchaser or the Surviving Corporation, on the one hand, and a third party other than the Equityholders and the Agent, on the other hand, after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Mintz to such third party, and the Surviving Corporation may not waive such privilege without the prior written consent of the Agent.

8.19 Holdings II Guarantee.

(a) Holdings II hereby absolutely and unconditionally guarantees (the “Guarantee”), as principal and not as surety, the performance and timely payment by the Purchaser when due of its covenants, obligations and liabilities required to be performed by the Purchaser to the Equityholders under this Agreement (such guaranteed covenants, obligations and liabilities, collectively, the “Guaranteed Obligations”), subject to all terms, conditions and limitations contained in this Agreement.

(b) Holdings II hereby waives notice of acceptance of the Guarantee and notice of the Guaranteed Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Guaranteed Obligations, suit or the taking of other action by the Equityholders against, and any other notice to, the Purchaser, Parent, Holdings II or others (in each case, other than notices required to be made pursuant to this Agreement). Holdings II hereby waives, for the benefit of the Equityholders, (i) any right to require the Equityholders as a condition of payment or performance of Holdings II to proceed against the Purchaser or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including (1) any change, restructuring or termination of the corporate structure, ownership or existence of Holdings II or the Purchaser or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdings II, the Purchaser or their respective assets or any resulting restructuring, release or discharge of any obligation, (2) the failure of the Equityholders to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise, or (3) the existence of any claim, set-off, counterclaim, recoupment or other rights that Holdings II or the Purchaser may have against the Equityholders (other than (A) a defense of payment or performance or (B) in respect of the rights of Holdings II or the Purchaser under Section 6.5); provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim. Holdings II agrees that the Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Purchaser upon the bankruptcy, insolvency, dissolution or reorganization of the Purchaser. Each of Holdings II and the Purchaser understands that the Equityholders are relying on the Guarantee in entering into this Agreement and that, without the Guarantee, the Equityholders would not have entered into this Agreement.

(c) Notwithstanding anything herein to the contrary, Holdings II may not assign its rights nor delegate its obligations under this Section 8.19, in whole or in part, without prior written consent of the Agent, and any purported assignment or delegation absent such consent is void.

(d) Notwithstanding anything herein to the contrary, the Equityholders hereby agree that (i) to the extent the Purchaser is relieved of any of its obligations under this Agreement, Holdings II shall be similarly relieved of its corresponding Guaranteed Obligations solely in respect of such relieved obligation and (ii) Holdings II shall have all defenses to the payment of the Guaranteed Obligations that would be available to the Purchaser in respect of its corresponding obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

ADLUMIN, INC.

By:	/s/ Robert Johnston
Name: Robert Johnston
Title: Chief Executive Officer

AGENT:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:

N-ABLE, INC.

By:	/s/ John Pagliuca
Name: John Pagliuca
Title: Chief Executive Officer and President

PURCHASER:

N-ABLE TECHNOLOGIES, INC.

By:	/s/ John Pagliuca
Name: John Pagliuca
Title: Chief Executive Officer and President

HOLDINGS II:

N-ABLE INTERNATIONAL HOLDINGS II, LLC

By:	/s/ John Pagliuca
Name: John Pagliuca
Title: Chief Executive Officer and President

MERGER SUB:

METAL MERGER SUB, INC.

By:	/s/ John Pagliuca
Name: John Pagliuca
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger